Exhibit 10.1

Execution Version

CREDIT AGREEMENT,

Dated as of August 30, 2010,

among

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V.,

as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS FROM TIME TO TIME

PARTIES HERETO,

as the Lenders,

SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO

FINANCIERO SCOTIABANK INVERLAT, as Collateral Agent

and

THE BANK OF NOVA SCOTIA,

as the Administrative Agent for the Lenders.

THE BANK OF NOVA SCOTIA

and

BANC OF AMERICA SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULE I	-	Disclosure Schedule to Credit Agreement
SCHEDULE II	-	Percentages; Libor Office; Domestic Office
SCHEDULE III	-	Material Subsidiaries as of Effective Date

EXHIBIT A-1	-	Form of Base Rate Note
EXHIBIT A-2	-	Form of LIBO Rate Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Issuance Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Lender Assignment Agreement
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Form of Subsidiary Guaranty
EXHIBIT G	-	Form of Capital Securities Pledge Agreement
EXHIBIT H	-	Form of Obligor Pledge Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of August 30, 2010 (this “Agreement”), is among KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V., a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of Mexico (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), THE BANK OF NOVA SCOTIA (“Scotia Capital”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT, as collateral agent (in such capacity, the “Collateral Agent”) and SCOTIA CAPITAL and BANC OF AMERICA SECURITIES LLC (“BAS”) as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower Revolving Loans (such capitalized term, and other terms used in these recitals, to have the meanings set forth in Article I) in an aggregate principal amount not to exceed the Revolving Loan Commitment Amount; and

WHEREAS, the Lenders and the Issuers are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Loans to the Borrower and issue (or participate in) Letters of Credit;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“Additional Amounts” is defined in clause (a) of Section 4.6.

“Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.4.

“Administrative Fee Letter” means the confidential letter, dated June 30, 2010, between Scotia Capital and the Borrower.

“Affiliate” of any Person means any other Person which, directly or indirectly, (a) Controls, is Controlled by or is under common Control with such Person, or (b) for purposes of Section 7.2.13, has the power to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable).

“Agent” means either the Administrative Agent or Collateral Agent as applicable.

“Agreement” is defined in the preamble.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the highest of:

(a) the Base Rate in effect on such day;

(b) the Federal Funds Rate in effect on such day plus  1/2 of 1%; or

(c) the LIBO Rate for a one-month period plus 1%.

Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate; provided, that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

“Anti-Terrorism Laws” is defined in Section 6.16.

“Applicable Commitment Fee Margin” means, subject to clause (c) of Section 4.7, the applicable percentage set forth below corresponding to the relevant Leverage Ratio for the most recent determination date:

Leverage Ratio	Applicable Commitment Fee Margin
≥ 4.50:1	1.000%
≥ 3:75:1 and < 4.50:1	0.750%
≥ 3.00:1 and < 3.75:1	0.625%
< 3.00:1	0.500%

Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), the Applicable Commitment Fee Margin from the Effective Date through (and including) the date of the delivery of the Compliance Certificate pursuant to clause (c) of Section 7.1.1 for the Fiscal Quarter ending September 30, 2010 shall be 0.750%. Changes in the Applicable Commitment Fee Margin resulting from a change in the Leverage Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Borrower fails to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Applicable Commitment Fee Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall equal the highest Applicable Commitment Fee Margin set forth above.

“Applicable Law” means, as to any Person, any law, treaty, statute, rule, decree, order or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or to which such Person or any of its assets are subject.

“Applicable Margin” means, subject to clause (c) of Section 4.7, the applicable percentage set forth below corresponding to the relevant Leverage Ratio for the most recent determination date:

Leverage Ratio	Applicable Margin For Base Rate Loans	Applicable Margin For LIBO Rate Loans
≥ 4.50:1	3.50%	4.50%
≥ 4.00:1 and < 4.50:1	3.00%	4.00%
≥ 3.50:1 and < 4.00:1	2.75%	3.75%
≥ 3.00:1 and < 3.50:1	2.50%	3.50%
< 3.00:1	2.00%	3.00%

Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), the Applicable Margin for all Loans from the Effective Date through (and including) the date of the delivery of the Compliance Certificate pursuant to clause (c) of Section 7.1.1 for the Fiscal Quarter ending September 30, 2010 shall be (i) 2.75% for Base Rate Loans and (ii) 3.75% for LIBO Rate Loans. Changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Borrower fails to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Applicable Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall equal the highest Applicable Margin set forth above.

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by (a) a Lender, or an Affiliate of a Lender, or a Person or an Affiliate of a Person that administers or manages a Lender; or (b) a Person or an Affiliate of a Person that is an investment advisor to a Lender.

“Arrendadora” means Arrendadora KCSM, S. de R.L. de C.V., a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico.

“Attributable Debt” shall mean, with respect to any Person in respect of a sale-leaseback transaction, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with GAAP) of the total obligations of such Person, as lessee, for rental payments during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended).

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners, managing members or attorneys-in-fact (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuers pursuant to Section 5.1.1.

“Base Rate” means, at any time, the rate of interest then most recently established by the Administrative Agent in New York as its base rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“BAS” is defined in the preamble.

“BAS Fee Letter” means the confidential letter, dated June 30, 2010, between BAS and the Borrower.

“Borrower” is defined in the preamble.

“Borrower Materials” is defined in Section 7.1.1.

“Borrowing” means the Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B-1 hereto.

“Business Day” means:

(a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and

(b) relative to the making, continuing, prepaying, repaying or converting of any LIBO Rate Loans, any day which is a Business Day described in clause (a) and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and (b) without duplication, Capitalized Lease Liabilities incurred by the Borrower and its Subsidiaries during such period; provided, that “Capital Expenditures” shall not include (i) the aggregate amount of Net Disposition Proceeds and Net Casualty Proceeds which are reinvested in the assets of the Borrower or any of its Subsidiaries pursuant to the terms of clause (c) of Section 3.1.1, or (ii) the amount constituting Capital Expenditures expended in connection with Permitted Acquisitions.

“Capital Securities” means, with respect to any Person, all shares, interests, participations, partes sociales or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date.

“Capital Securities Pledge Agreement” means, with respect to each Subsidiary Guarantor, the Contrato de Prenda sobre Acciones or Contrato de Prenda sobre Partes Sociales, as applicable, substantially in the form of Exhibit G hereto to be entered into by the owners of Capital Securities of such Subsidiary Guarantor, as pledgors, and the Collateral Agent, as pledgee, and acknowledged by the relevant Subsidiary Guarantor.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as Capitalized Leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit and, with respect to a Hedging Agreement, a deposit pursuant to the terms of such Hedging Agreement of immediately available funds.

“Cash Equivalent Investment” means any of the following:

(a) direct obligations of the United States or any agency thereof or obligations fully and unconditionally guaranteed by the United States or any agency thereof;

(b) time deposit accounts, certificates of deposit and money market deposits denominated and payable in Dollars maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $200,000,000 (or the foreign currency equivalent thereof) and has outstanding long-term Dollar-denominated debt which is rated “A” (or such similar equivalent rating) or higher by S&P or Moody’s;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b);

(d) commercial paper denominated and payable in Dollars, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States or any state thereof with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(e) securities with maturities of nine months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(f) Certificados de la Tesorería de la Federación (Cetes) or Bonos de Desarrollo del Gobierno Federal (Bondes) or any other debt securities issued by the government of Mexico directly and maturing not more than 270 days after the acquisition thereof;

(g) Investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above;

(h) demand deposit accounts with U.S. banks (or Mexican banks specified in clause (i) of this definition) maintained in the ordinary course of business; and

(i) certificates of deposit, bank promissory notes and bankers’ acceptances denominated in Pesos, maturing not more than 270 days after the acquisition thereof and issued or guaranteed by any one of the ten largest banks (based on assets as of the immediately preceding December 31) organized under the laws of Mexico and which are not under intervention by the Instituto para la Protección del Ahorro Bancario or any successor thereto.

“Casualty Event” means the damage or destruction, or any taking under power of eminent domain or by condemnation or similar proceeding, of any property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means:

(a) KCS ceases to (i) be the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act and including by reason of any change in the ultimate “beneficial ownership” of the Capital Securities of the Borrower) of Voting Securities representing more than 50.0% of the total voting power of the total Voting Securities of the Borrower on a fully diluted basis or (ii) have the power to direct or cause the direction of the management and policies of the Borrower;

(b) at any time, less than 75% of the members of the board of directors of KCS shall be (i) individuals who are members of such board on the date hereof, or (ii) individuals whose election, or nomination for election by KCS’s stockholders, was approved by a vote of at least 75% of the members of the board then still in office who are members of the board on the date hereof (or whose election or nomination has been approved as provided in this clause (b)(ii));

(c) at any time, any Person, or any two or more Persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of Capital Securities of KCS, shall become, according to public announcement or filing, the “beneficial owner” (as defined in Rule 13d-3 issued under the Exchange Act), directly or indirectly, of Capital Securities of KCS representing more than 30% (calculated in accordance with such Rule 13d-3) of the combined voting power of KCS’s then outstanding voting Capital Securities; or

(d) Indebtedness (other than the Obligations) of the Borrower or its Subsidiaries in an aggregate principal amount exceeding $40,000,000 or individually pursuant to one indenture or other instrument in a principal amount exceeding $20,000,000 or obligations in respect of any Hedging Obligations (other than Obligations) of the Borrower or its Subsidiaries in an aggregate principal amount exceeding $30,000,000 has become due and payable or holders of such Indebtedness have exercised their right to obligate the Borrower or its Subsidiaries, as applicable, to repay, prepay, defease, or otherwise repurchase such Indebtedness under the terms of such Indebtedness or Hedging Obligations due to a “Change of Control” (or similar event) as such term may be defined in the applicable agreement(s) governing such Indebtedness or Hedging Obligation.

“Change in Law” means (a) the introduction having the force of law, enactment, adoption or phase-in of any law, rule, directive, guideline, decision or regulation (or any provision thereof) after the Effective Date; (b) any change in any law, rule, directive, guideline, decision or regulation (or any provision thereof) or in the interpretation (or any re-interpretation) or application thereof by any Governmental Authority after the Effective Date; or (c) compliance by any Lender or an Issuer (or by any lending office of such Lender or by such Lender’s or such Issuer’s holding company, if any) with any request, guideline, decision or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Closing Date Certificate” means the certificate required by Section 5.1.2.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral Agent” is defined in the preamble and includes each other Person appointed as the successor Collateral Agent pursuant to Section 9.4.

“Commitment” means, as the context may require, the Revolving Loan Commitment, the Letter of Credit Commitment or the Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount.

“Commitment Termination Event” means

(a) the occurrence of any Event of Default with respect to the Borrower described in clauses (a) through (d) of Section 8.1.9; or

(b) the occurrence and continuance of any other Event of Default and either

(i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or

(ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

“Communication” is defined in Section 9.10.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.

“Concession Title” means the Borrower’s right, for a period of 30 years, to be the exclusive provider (subject to certain trackage rights) of freight transportation services over the Northeast Rail Lines and for an additional 20 years to be a non-exclusive provider of such services over the Northeast Rail Lines, granted by the Mexican government pursuant to the Concession Title, subject in all cases to the terms and conditions of the Concession Title, as in effect on June 23, 1997 and as amended on February 12, 2001 and November 22, 2006.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable for the Indebtedness or Capital Securities convertible into Indebtedness of any other Person, in any manner, whether directly or indirectly, and including any obligation of the Person, direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness or to purchase (or to advance or supply funds for the purchase of) any Capital Security for the payment thereof; (b) to purchase or lease property, Capital Securities or services for the purpose of assuring the holder of Indebtedness or Capital Securities convertible into Indebtedness of the payment thereof; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of another Person so as to enable such other Person to pay Indebtedness or Capital Securities convertible into Indebtedness; or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the Contingent Liabilities shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of Indebtedness in respect of such Contingent Liability (or in the case of Capital Securities convertible into Indebtedness, on any date of determination the amount of Indebtedness if all such Capital Securities had been converted into such Indebtedness on such date).

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person (whether through the ability to exercise voting power, by contract or otherwise).

“Credit Extension” means, as the context may require,

(a) the making of a Loan by a Lender; or

(b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by an Issuer.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder; (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or (c) has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or its Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to an Obligor).

“Disqualified Stock” means any Capital Security that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the Final Maturity Date; provided, that only the portion of such Capital Securities which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock. Subject to the preceding proviso, the term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is six months after the Final Maturity Date.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrower.

“EBITDA” means, for any applicable period, the sum of

(a) Net Income;

plus

(b) to the extent deducted in determining Net Income, the sum of (i) Interest Expense, (ii) income tax expense and the Impuesto Especial Tasa Unica (IETU) in lieu of, or in the nature of, income taxes, for such period, (iii) depreciation of assets, (iv) amounts attributable to amortization, including amortization of deferred financing costs, (v) employees’ statutory profit sharing to the extent not paid in cash or requiring cash accrual for future payments, (vi) non-cash foreign exchange losses related to balance sheet revaluations, (vii) debt retirement costs incurred in 2010 for capital market transactions relating to the redemption, refinancing or prepayment of Indebtedness, (viii) non-cash expenses recognized pursuant to FASB Statement No. 123(R) (Share-Based Payments) (or any successor provision), (ix) non-cash expenses recognized pursuant to FASB Statement No. 141(R) (Business Combination) (or any successor provision), and (x) non-cash charges and expenses relating to Hedging Obligations.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 10.8.

“Effective Date Filings” is defined in Section 10.8.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) subject to clause(a)(i) of Section 10.11, any other Person with a long-term certificate of deposit rating from S&P and Moody’s of a least BBB – or Baa3, respectively; provided, that an Eligible Assignee shall not be any Person that is a competitor of KCS, the Borrower or any Subsidiary (including any Person primarily engaged in business in the transportation industry), a natural Person, the Borrower, any Affiliate of the Borrower or any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, based on a final and non-appealable resolution (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Obligor or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” is defined in Section 8.1.

“Excluded Taxes” is defined in clause (a) of Section 4.6.

“Executive Order” is defined in Section 6.15.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means a price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in a commercially reasonable manner by an Authorized Officer of the Borrower.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, the Administrative Fee Letter and the BAS Fee Letter.

“Final Maturity Date” means August 31, 2013.

“Financing Agreements” is defined in Section 7.2.3.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2010 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fuel Hedging Agreements” means any agreement entered into by the Borrower or any of its Subsidiaries with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, fuel purchases or other acquisitions of fuel, or settled by reference to heating oil, in the ordinary course of business, under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means the government of the United States or of Mexico, any other nation or of any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hacienda” means the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit) of Mexico.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” means any Rate Protection Agreements and any Fuel Hedging Agreements.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, fuel hedging agreements and other collateral hedging agreements and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodities prices.

“herein,” “hereof,” “hereto,” “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“HHH” means Highstar Harbor Holdings Mexico, S. de R.L. de C.V., a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower:

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means “including without limitation”.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person (but not obligations under operating leases);

(d) for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e) net Hedging Obligations of such Person; provided, that the amount of Indebtedness attributable to net Hedging Obligations shall be the mark-to-market amount of such Hedging Obligations at such date;

(f) whether or not so included as liabilities in accordance with GAAP, (i) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 120 days or, if overdue for more than 120 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person) and (ii) indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) obligations arising under Synthetic Leases; and

(h) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Information” is defined in Section 10.20.

“Interco Subordination Agreement” means a Subordination Agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by two or more Obligors or Subsidiaries that are not Subsidiary Guarantors pursuant to the terms of this Agreement.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of:

(a) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters,

to

(b) Interest Expense computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“Interest Expense” means, for any applicable period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without limitation, that portion of Capitalized Lease Liabilities of the Borrower and its Subsidiaries representing the interest factor for such period and, in any event, (i) including withholding or similar taxes paid by the Borrower and its Subsidiaries arising from, or in connection with, the payment of interest and fees and any other amounts related to interest expenses but (ii) excluding the amortization of any deferred financing costs incurred in connection with this Agreement and any other permitted Indebtedness under Section 7.2.2.

“Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or Section 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.3 or Section 2.4; provided, that

(a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates;

(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next Business Day (unless such next Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day immediately preceding such numerically corresponding day); and

(c) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

“Investment” means, relative to any Person,

(a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;

(b) Contingent Liabilities in respect of any other Person; and

(c) any Capital Securities held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the Fair Market Value of such property at the time of such Investment.

“ISP Rules” is defined in Section 10.9.

“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 hereto.

“Issuer” means Scotia Capital or Bank of America, in its respective capacity as an Issuer of the Letters of Credit. At the request of the Borrower and with the consent of Scotia Capital or Bank of America (not to be unreasonably withheld), another Lender or an Affiliate of Scotia Capital or Bank of America, as applicable may issue one or more Letters of Credit hereunder.

“Issuer Documents” means, with respect to any Letter of Credit application, and any other document, agreement and instrument entered into by the Issuer and the Borrower (or any Subsidiary) or in favor of the Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” is defined in the preamble.

“KCS” means Kansas City Southern, a Delaware corporation.

“KCS Minority Interest Subsidiary” means any Subsidiary in which the Borrower, directly or indirectly, owns at least 95% of the outstanding Capital Securities of such Subsidiary and KCS and/or its wholly owned Subsidiaries own the remaining Capital Securities of such Subsidiary.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit D hereto.

“Lenders” is defined in the preamble.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever

(including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, any Lender or any Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a) any Hazardous Material on, in, under or affecting any portion of any property of the Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by releases from the Borrower’s or any of its Subsidiaries’ or any of their respective predecessors’ properties;

(b) any inaccuracy or breach of any representation or warranty contained in Section 6.12 (without regard to “knowledge” or “materiality” qualifications or exceptions contained in such representations or warranties);

(c) any violation or claim of violation by the Borrower or any of its Subsidiaries of any Environmental Laws; or

(d) the imposition of any Lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its Subsidiaries.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Commitment” means the Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1.2.

“Letter of Credit Commitment Amount” means, on any date, a maximum amount equal to $10,000,000. Any reduction in the Revolving Loan Commitment Amount which results in the Revolving Loan Commitment Amount being reduced below the Letter of Credit Commitment Amount shall result in a Dollar-for-Dollar reduction in the Letter of Credit Commitment Amount.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (i) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, and (ii) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of:

(a) Total Debt outstanding on the last day of such Fiscal Quarter,

to

(b) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“LIBO Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest  1/100 of 1%) appearing on the page of the Telerate screen (or any successor page) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period (provided, that if for any reason such rate does not appear on such page or service or such page or service shall not be available, the term “LIBO” shall mean the rate per annum (rounded upwards, if necessary, to the nearest  1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period); provided; further, that LIBO Rate shall, if applicable, also apply to “LIBO Rate (Reference Lenders)”.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate.

“LIBO Rate (Reference Lenders)” means, relative to any Interest Period for LIBO Rate Loans determined when clause (c) of Section 4.2 is applicable, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest  1/100 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to the Reference Lenders’ LIBOR Offices in the London interbank market as at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the LIBO Rate Loan being requested and with a term equivalent to such Interest Period.

“LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation or the equivalent of any of the foregoing under Applicable Law in Mexico.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, the Fee Letters, the Security Documents, any Hedging Agreements, and any other agreement pursuant to which the Administrative Agent or Collateral Agent is granted a Lien to secure the Obligations, the Subsidiary Guaranty and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loan Repayment Date” means the date on which all Commitments shall have terminated, all Obligations (other than (i) contingent indemnification obligations for which claims have not been asserted, and (ii) Obligations relating to Hedging Agreements) have been paid in full in cash and all Letters of Credit have expired or have been terminated or Cash Collateralized.

“Loans” means, as the context may require, a Revolving Loan or a Swing Line Loan of any type.

“Material Adverse Effect” means a material adverse effect (a) on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole; (b) on the rights and remedies of any Secured Party under any Loan Document; (c) on the ability of (i) the Borrower, or (ii) the other Obligors, taken as a whole, in either case to perform its or their Obligations under any Loan Document; (d) causing a revocation, termination, abrogation, appropriation (rescate) or repudiation of the Concession Title; or (e) causing a condemnation, nationalization, seizure or other expropriation of a majority of the locomotives pledged under the Obligor Pledge Agreement which are not replaced with alternative collateral under the Obligor Pledge Agreement acceptable to the Collateral Agent.

“Material Subsidiary” means, at any date of determination, each Subsidiary of the Borrower (a) whose total assets at the last day of the most recent Fiscal Quarter for which financial information was delivered pursuant to Section 7.1.1 were equal to or greater than 5% of the consolidated total assets of the Borrower and its Subsidiaries at such date; or (b) whose Net Income for such period was equal to or greater than 5% of the consolidated Net Income of the Borrower and its Subsidiaries for such period. Schedule III hereto contains a list of all Material Subsidiaries of the Borrower as of the Effective Date.

“Maximum Rate” is defined in Section 10.16.

“Mexican Financial Institution” means an institución de banca múltiple or an institución de banca de desarrollo organized or created, as appropriate, and existing pursuant to and in accordance with the laws of Mexico and authorized to engage in the business of banking by Hacienda.

“Mexico” means the Estados Unidos Mexicanos (United Mexican States).

“Moody’s” means Moody’s Investors Service, Inc.

“MTC” means MTC Puerta México, S. de R.L. de C.V., a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico.

“Net Casualty Proceeds” means the amount of any insurance proceeds or condemnation (or similar) awards, or amounts paid in cash at any time as a result of any taking under power of eminent domain (or similar proceedings), received by the Borrower or any of its Subsidiaries in connection with any Casualty Event (net of all reasonable and customary collection expenses relating thereto), but excluding (i) any proceeds or awards required to be paid or, in the case of a Financing Agreement, in which an Obligor has voluntarily or otherwise paid, to the owner of such property or a creditor (other than the Lenders) which holds a first priority Lien permitted by clauses (c), (d), (e), (n), (o), (p), (r) or (s) of Section 7.2.3 on the property which is the subject of such Casualty Event, (ii) any proceeds used by the Borrower or any of its Subsidiaries to cover costs previously paid in connection with the Casualty Event and (iii) any business interruption insurance proceeds.

“Net Disposition Proceeds” means the (a) gross cash proceeds received by the Borrower or its Subsidiaries from any Disposition pursuant to clause (e) of Section 7.2.11; and (b) any cash payment received in respect of promissory notes delivered to the Borrower or its Subsidiaries in respect thereof, in each case minus the sum of (i) all reasonable and customary legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Disposition, (ii) all taxes actually paid or estimated by the Borrower to be payable in cash within the next 12 months in connection with such Disposition; (iii) payments made by the Borrower or its Subsidiaries to retire Indebtedness (other than the Credit Extensions) (A) where payment of such Indebtedness is required in connection with such Disposition or (B) incurred under clause (f) of Section 7.2.2 or under the Financing Agreements, and (iv) the amount of any reserves established by the Borrower or its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the Fiscal Year or the next succeeding Fiscal Year and that are directly attributable to such Disposition (as determined reasonably and in good faith by the chief financial officer of the Borrower); provided, that the amount of estimated taxes pursuant to clause (ii) in excess of the amount of taxes actually required to be paid in cash in respect of such Disposition within such 12-month period shall constitute Net Disposition Proceeds and the amount of reserves in excess of that actually required shall constitute Net Disposition Proceeds upon the earlier of (A) the end of the next succeeding Fiscal Year or (B) the date on which the Borrower or such Subsidiary knows, acting in good faith, that the full amount of such reserve shall not be required to satisfy the contingent liability for which it was set aside.

“Net Income” means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary gains or extraordinary losses) which would be included as net income on the consolidated financial statements of the Borrower and its Subsidiaries for such period; provided, that the net income of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any Subsidiary during such period.

“Non-Excluded Taxes” is defined in clause (a) of Section 4.6.

“Note” means, as the context may require, a Revolving Note or a Swing Line Note.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans.

“Obligor” means, as the context may require, the Borrower, the Subsidiary Guarantors and each other Person (other than a Secured Party) obligated under any Loan Document.

“Obligor Pledge Agreement” means the Obligor Pledge Agreement (Contrato de Prenda sin Transmisión de Posesión) to be executed and delivered by the Borrower and each Subsidiary Guarantor, governed by the laws of Mexico, substantially in the form of Exhibit H hereto.

“Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, (estatutos sociales) certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.

“Other Currency” is defined in Section 10.15.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Overnight Rate” means, for any day the greater of (i) the Federal Funds Rate or (ii) an overnight rate determined by the Administrative Agent, the Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” is defined in clause (e) of Section 10.11.

“PATRIOT Act” is defined in Section 10.14.

“Payee” is defined in clause (a) of Section 4.6.

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by the Borrower or any Subsidiary from any Person of a business in which

(a) immediately before and after giving effect to the acquisition no Default shall have occurred and be continuing or would result therefrom (including under Section 7.1.7 and Section 7.2.1); and

(b) on a pro forma basis giving effect to the acquisition, the Borrower shall be in compliance with the covenants set forth in Section 7.2.4 for the period of four full Fiscal Quarter immediately preceding such acquisition.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pesos” or “MXN” means the lawful currency of Mexico.

“Platform” is defined in clause (b) of Section 9.10.

“Pledged Subsidiary” means each Subsidiary in respect of which the Administrative Agent has been granted a security interest in or a pledge of any of the Capital Securities of such Subsidiary.

“Port Concession” means the authorization granted in favor of VAM, by the Tax Administration Service (Servicio de Administración Tributaria) of Mexico, on September 27, 2007, for VAM to provide handling, storage and custody services of foreign trade goods, for a 20-year period renewable for an additional 20-year period as set forth in the Port Concession.

“Process Agent” is defined in Section 10.17.

“Public Lender” is defined in Section 7.1.1.

“Quarterly Payment Date” means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means, collectively, any interest rate or currency swap, cap, collar or similar agreement entered into by the Borrower or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Reference Lenders” means The Bank of Nova Scotia and Bank of America, N.A.

“Refinanced Debt” is defined in the definition of “Refinancing Indebtedness”.

“Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew, defease or refinance existing Indebtedness (the “Refinanced Debt”) but only if the following conditions are satisfied; (a) the aggregate principal amount of the Refinancing Indebtedness shall be less than or equal to the sum of (i) the aggregate amount of the Refinanced Debt (including principal and accrued interest), (ii) the aggregate amount of unused commitments under the Refinanced Debt, (iii) prepayment fees or premiums, tender or consent fees and/or other reasonable costs and expenses directly related to the Refinanced Debt and (iv) reasonable fees, expenses and costs directly related to the entering into of the Refinanced Debt; (b) the Refinancing Indebtedness shall have an average weighted maturity equal to or greater than the average weighted maturity of the Refinanced Debt (calculated at the time of the refinancing); (c) if the Refinanced Debt or any Contingent Liability thereof are subordinated to the Obligations, such Refinancing Indebtedness and any Contingent Liability thereof shall be subordinated to the Obligations on terms no less favorable to the holders of the Obligations than the subordination terms of such Refinanced Debt or any Contingent Liability thereof (and no Obligor that has not guaranteed such Refinanced Debt guarantees such Refinancing Indebtedness); (d) if such Refinanced Debt or any Contingent Liabilities thereof are secured, such Refinancing Indebtedness and any Contingent Liabilities thereof are either unsecured or secured only by such assets as secured the Refinanced Debt and Contingent Liabilities thereof; and (e) if such Refinanced Debt and any Contingent Liabilities thereof are unsecured, such Refinancing Indebtedness and Contingent Liabilities thereof are also unsecured.

“Refinanced Investment” is defined in clause (l) of Section 7.2.5.

“Refunded Swing Line Loans” is defined in clause (b) of Section 2.3.2.

“Register” is defined in clause (d) of Section 10.11.

“Reimbursement Obligation” is defined in Section 2.6.3.

“Reinvestment Amount” is defined in the definition of “Reinvestment Notice”.

“Reinvestment Notice” means a written notice executed by an Authorized Officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion (referred to as the “Reinvestment Amount”) of the Net Disposition Proceeds or Net Casualty Proceeds of a prepayment described in clause (c) of Section 3.1.1 to acquire or repair assets useful in the business of the Borrower or any of its Subsidiaries.

“Reinvestment Prepayment Date” shall mean with respect to any prepayment described in clause (c) of Section 3.1.1, the earlier of:

(a) the date occurring 360 days after such event; or

(b) the date on which the Borrower or its relevant Subsidiary shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s (or such Subsidiary’s) business with all or any portion of the Net Disposition Proceeds or Net Casualty.

“Replacement Lender” is defined in clause (j) of Section 10.11.

“Required Lenders” means, at any time, Lenders holding more than 50% of the Total Exposure Amount.

“Responsible Officer” means any of the president, chief executive officer, chief financial officer, treasurer, assistant treasurer, controller, or officer under a different title who has substantially similar responsibilities as the foregoing of the Borrower or a Subsidiary Guarantor, as applicable.

“Restricted Payment” means (i) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities (other than Disqualified Stock) of the Borrower or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart cash or other assets for a sinking or other analogous fund for the purchase, redemption, cancellation, termination, defeasance, retirement or other acquisition of, any class of Capital Securities of the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (ii) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Borrower or any Subsidiary or otherwise.

“Restricted Payment Accrual Termination Date” is defined in clause (f) of Section 7.2.6.

“Revolving Loan” is defined in clause (a) of Section 2.1.1.

“Revolving Loan Commitment” means, relative to any Lender, such Lender’s obligation to make Revolving Loans pursuant to clause (a) of Section 2.1.1.

“Revolving Loan Commitment Amount” means, on any date, $100,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Revolving Loan Commitment Termination Date” means the earliest of

(a) the Final Maturity Date;

(b) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any of the events described above in clauses (b) or (c), the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Loan Lender” is defined in clause (a) of Section 2.1.1.

“Revolving Note” means a promissory note of the Borrower payable to any Revolving Loan Lender, in the form of Exhibit A-1 hereto with respect to Base Rate Loans and in the form of Exhibit A-2 hereto with respect to LIBO Rate Loans (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the Indebtedness of the Borrower to such Revolving Loan Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Revolving Loan Percentage” means, relative to any Lender, the applicable percentage relating to Revolving Loans set forth opposite its name on Schedule II hereto under the Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11. A Lender shall not have any Revolving Loan Commitment if its percentage under the Revolving Loan Commitment column is zero.

“Same Day Funds” means immediately available funds.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Scotia Capital” is defined in the preamble.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means, collectively, the Lenders, the Issuers, the Administrative Agent, the Collateral Agent, each counterparty to a Hedging Agreement that is (or at the time such Hedging Agreement was entered into, was) a Lender or an Affiliate thereof and (in each case) each of their respective successors, transferees and assigns.

“Security Documents” means, collectively, the Capital Securities Pledge Agreement and the Obligor Pledge Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date:

(a) the fair value of the property of such Person is greater than the total amount of liabilities, including Contingent Liabilities, of such Person;

(b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond the ability of such Person to pay as such debts and liabilities mature;

(c) such Person is not engaged in business or a transaction, and such Person is not about to engage in a business or a transaction, for which the property of such Person would constitute an unreasonably small capital; and

(d) such Person is not in general default (incumplimiento generalizado) of its payment obligations under the Mexican Ley de Concursos Mercantiles.

The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Stated Amount” means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

“Stated Expiry Date” is defined in Section 2.6.

“Stated Maturity Date” means, in respect to each Loan, the maturity date specified in each Note, provided that such date shall not be later than the Final Maturity Date.

“Subject Notes” means the 9.375% notes of the Borrower due May 1, 2012.

“Subordinated Debt” means unsecured Indebtedness of the Borrower or a Subsidiary Guarantor not convertible into Disqualified Stock which is subordinated in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms satisfactory to the Required Lenders.

“Subordinated Debt Documents” means, collectively, the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of Subordinated Debt.

“Subordination Provisions” is defined in Section 8.1.11.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means Arrendadora, HHH, MTC, VAM and each other Subsidiary that has executed and delivered to the Administrative Agent the Subsidiary Guaranty (including by means of a delivery of a supplement thereto).

“Subsidiary Guaranty” means the subsidiary guaranty executed and delivered by an Authorized Officer of each Subsidiary Guarantor pursuant to the terms of this Agreement, substantially in the form of Exhibit F hereto.

“Swing Line Lender” means, subject to the terms of this Agreement, Scotia Capital.

“Swing Line Loan” is defined in clause (b) of Section 2.1.1.

“Swing Line Loan Commitment” means the Swing Line Lender’s obligation (if any) to make Swing Line Loans pursuant to clause (b) of Section 2.1.1.

“Swing Line Loan Commitment Amount” means, on any date, $10,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, substantially in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP; and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Termination Date” means the date on which all Commitments shall have terminated, all Obligations (other than contingent indemnification obligations for which claims have not been asserted) have been paid in full in cash, all Letters of Credit have expired or have been terminated or Cash Collateralized, and (a) all Hedging Agreements have been terminated or (b) each Lender (or its Affiliates) that is party to a Hedging Agreement has notified the Administrative Agent in writing that the Borrower (or its Subsidiaries) has provided alternative security with respect to such Hedging Agreement that is acceptable to such Lender (or its Affiliates).

“Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (including all Capitalized Lease Liabilities) of the Borrower and its Subsidiaries and without giving effect to any revaluation to reflect the market value of such Indebtedness made in accordance with purchase accounting principles under GAAP.

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Commitments.

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“VAM” means Vamos a Mexico, S.A. de C.V., a corporation with variable capital (sociedad anonima de capital variable) organized under the laws of Mexico.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares, investments by foreign nationals mandated by applicable laws, or any minimum statutorily required shares under Mexican law) are owned directly or indirectly by the Borrower.

SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.

SECTION 1.3. Cross-References, etc. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4. Accounting and Financial Determinations.

(a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles (“GAAP”) consistently applied in the preparation of the financial statements referred to in clause (a) of Section 5.1.5. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication, and shall be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

(b) If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.5. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the term defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements, amendment and restatements, or modification set forth herein); (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns; (c) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and (d) any definition of or reference to any law or statute shall be construed as referring to such law or statute as from time to time amended, supplemented, restated, replaced or otherwise modified from time to time. The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.

SECTION 1.6. Letter of Credit Amounts. Unless otherwise specified herein, and except for purposes of Section 3.3.3, any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.7. Currency Equivalents. For the purpose of performing any calculation or determination required under the Loan Documents, the applicable amount of any currency other than Dollars on any date shall be the Dollar amount which would result from the conversion of such other currency amount into Dollars on such date, as reasonably determined by the Administrative Agent using the applicable exchange rate as of the close of business on such date (or the prior Business Day, if such date is not a Business Day) published by Banco de Mexico in the Official Gazette of the Federation.

ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES, NOTES AND

LETTERS OF CREDIT

SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the Issuers severally agree to make Credit Extensions as set forth below.

SECTION 2.1.1. Revolving Loan Commitment and Swing Line Loan Commitment. From time to time on any Business Day occurring from and after the Effective Date but prior to the Revolving Loan Commitment Termination Date,

(a) each Lender (referred to as a “Revolving Loan Lender”), agrees that it will make loans (relative to such Lender, its “Revolving Loans”) in Dollars to the Borrower equal to such Lender’s Revolving Loan Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by the Borrower to be made on such Business Day; and

(b) the Swing Line Lender agrees that it will make loans (its “Swing Line Loans”) in Dollars to the Borrower equal to the principal amount of the Swing Line Loan requested by the Borrower to be made on such Business Day.

On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, repay, prepay and reborrow Revolving Loans and Swing Line Loans. No Revolving Loan Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Revolving Loan Lender, together with such Lender’s Revolving Loan Percentage of the aggregate amount of all Swing Line Loans and Letter of Credit Outstandings, would exceed such Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount, nor shall (i) the aggregate outstanding principal amount of all Revolving Loans plus Swing Line Loans plus (ii) the stated amount of all undrawn Letters of Credit on any date exceed the Revolving Loan Commitment Amount in effect on such date. Furthermore, the Swing Line Lender shall not be permitted or required to make Swing Line Loans if, after giving effect thereto, (i) the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Commitment Amount or (ii) unless otherwise agreed to by the Swing Line Lender, in its sole discretion, the sum of all Swing Line Loans and Revolving Loans made by the Swing Line Lender plus the Swing Line Lender’s Revolving Loan Percentage of the aggregate amount of Letter of Credit Outstandings would exceed the Swing Line Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount.

SECTION 2.1.2. Letter of Credit Commitment. From time to time on any Business Day occurring from the Effective Date up to five days prior to the Revolving Loan Commitment Termination Date, the Issuer identified in the relevant Issuance Request agrees that it will:

(a) issue one or more standby letters of credit (relative to such Issuer, its “Letter of Credit”) for the account of the Borrower or any Subsidiary Guarantor in the Stated Amount requested by the Borrower on such day; or

(b) extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder.

No Issuer shall be permitted or required to issue any Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding would exceed the Revolving Loan Commitment Amount.

SECTION 2.2. Reduction of the Commitment Amounts. The Commitment Amounts are subject to reduction from time to time as set forth below.

SECTION 2.2.1. Optional. The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of the Revolving Loan Commitment Amount, the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount on the Business Day so specified by the Borrower; provided, that all such reductions shall require at least three Business Days’ prior notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000. Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the sum of (i) the Swing Line Loan Commitment Amount or (ii) the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount and/or Letter of Credit Commitment Amount (as directed by the Borrower in a notice to the Administrative Agent delivered together with the notice of such voluntary reduction in the Revolving Loan Commitment Amount) to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Swing Line Lender or any Issuer.

SECTION 2.3. Borrowing Procedures. Loans (other than Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans shall be made by the Swing Line Lender in accordance with Section 2.3.2.

SECTION 2.3.1. Borrowing Procedure. In the case of Loans (other than Swing Line Loans), by delivering a Borrowing Request to the Administrative Agent (which the Administrative Agent shall promptly transmit to the Lenders) on or before 12:00 noon on a Business Day, the Borrower may from time to time irrevocably request, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that a Borrowing be made, in the case of LIBO Rate Loans, in a minimum amount of $3,000,000 and an integral multiple of $1,000,000, in the case of Base Rate Loans, in a minimum amount of $1,000,000 and an integral multiple of $500,000 or, in either case, in the unused amount of the Revolving Loan Commitment. The Borrowing Request shall include the Stated Maturity Date of the Loan which shall not be longer than six months from requested issuance date of the Loan. With respect to the applicable Interest Period, the Borrower will designate an interest period of one, two, three or six months in the Borrowing Request. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the Type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. In the case of Loans other than Swing Line Loans, on or before 11:00 a.m. on such Business Day each Lender shall deposit with the Administrative Agent Same Day Funds in an amount equal to such Lender’s Revolving Loan Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent Same Day Funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request no later than 12:00 noon on the date of the borrowing. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.3.2. Swing Line Loans; Participations, etc. Swing Line Loans shall be made in accordance with the following terms.

(a) By telephonic notice to the Swing Line Lender on or before 11:00 a.m. on a Business Day (followed (within one Business Day) by the delivery of a confirming Borrowing Request), the Borrower may from time to time irrevocably request that Swing Line Loans be made by the Swing Line Lender in an aggregate minimum principal amount of $500,000 and an integral multiple of $100,000 or in the unused amount of the Swing Line Loan Commitment. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into LIBO Rate Loans. The proceeds of each Swing Line Loan shall be made available by the Swing Line Lender to the Borrower by wire transfer to the account the Borrower shall have specified in its notice therefor by 1:00 p.m. on the Business Day telephonic notice is received by the Swing Line Lender. Upon the making of each Swing Line Loan, and without further action on the part of the Swing Line Lender or any other Person, each Revolving Loan Lender (other than the Swing Line Lender) shall be deemed to have irrevocably purchased, to the extent of its Revolving Loan Percentage, a participation interest in such Swing Line Loan, and such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, be responsible for reimbursing within one Business Day the Swing Line Lender for Swing Line Loans which have not been reimbursed by the Borrower in accordance with the terms of this Agreement.

(b) If (i) any Swing Line Loan shall be outstanding for more than four Business Days, (ii) any Swing Line Loan is or will be outstanding on a date when the Borrower requests that a Revolving Loan be made, or (iii) any Default shall occur and be continuing, then each Revolving Loan Lender (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender, make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Loan Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”). On or before 11:00 a.m. on the first Business Day following receipt by each Revolving Loan Lender of a request to make Revolving Loans as provided in the preceding sentence, each Revolving Loan Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in Same Day Funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the Revolving Loan Lenders make the above referenced Revolving Loans the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Revolving Loan Percentage of the aggregate principal amount of the Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become an outstanding Revolving Loan and shall no longer be owed as a Swing Line Loan. All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause shall be appropriately adjusted to reflect the period of time during which the Swing Line Lender had outstanding Swing Line Loans in respect of which such Revolving Loans were made. Each Revolving Loan Lender’s obligation to make the Revolving Loans referred to in this clause shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Obligor or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the making of any Swing Line Loan; (v) any breach of any Loan Document by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the terms of this Agreement by the time specified herein, the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (excluding interest and fees) shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause shall be conclusive absent manifest error.

(d) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.18 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Loan Lender shall pay to the Swing Line Lender its Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 12:00 noon on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing. A Continuation/Conversion Notice shall include a Stated Maturity Date for the Loan as continued or converted, which date shall not be later than six months from the date of continuation or conversion.

SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, Section 4.2, Section 4.3 and Section 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

SECTION 2.6. Issuance Procedures. By delivering to the Administrative Agent an Issuance Request on or before 12:00 noon on a Business Day, the Borrower may from time to time irrevocably request on not less than three Business Days’ notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that the Issuer identified in such Issuance Request issue, or extend the Stated Expiry Date of, a Letter of Credit in such form as may be requested by the Borrower and approved by such Issuer, solely for the purposes described in Section 7.1.7. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (i) five Business Days prior to the Revolving Loan Commitment Termination Date or (ii) (unless otherwise agreed to by the relevant Issuer, in its sole discretion), one year from the date of its issuance; provided, that, subject to the terms of the Loan Documents, a Letter of Credit may provide that it will automatically renew for additional periods of one year, in the sole discretion of the relevant Issuer, but in any event not beyond five Business Days prior to the Revolving Loan Commitment Termination Date. Each Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues.

SECTION 2.6.1. Other Lenders Participation. Upon the issuance of each Letter of Credit, and without further action, each Revolving Loan Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Revolving Loan Percentage, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, reimburse the relevant Issuer within one Business Day following receipt of a notice pursuant to this Section for Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with Section 2.6.3. In addition, such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit (other than the issuance fees payable to the Issuer of such Letter of Credit pursuant to the last sentence of Section 3.3.3) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Revolving Loan Lender has reimbursed any Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement. If any payment received by the Administrative Agent for the account of an Issuer pursuant hereto is required to be returned under any of the circumstances described in Section 10.18 (including pursuant to any settlement entered into by the Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuer its Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under the immediately preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 2.6.2. Disbursements. An Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the applicable Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 11:00 a.m. on the first Business Day following the Disbursement Date, the Borrower will reimburse the Administrative Agent, for the account of the applicable Issuer, for all amounts which such Issuer has disbursed under such Letter of Credit, together with interest thereon equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Revolving Loans accruing on such amount) pursuant to clause (a) of Section 3.2.1 for the period from the Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the applicable Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Borrower or a Subsidiary Guarantor).

SECTION 2.6.3. Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.6.2 to reimburse an Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrower to reimburse an Issuer, each Revolving Loan Lender’s obligation under Section 2.6.1 to reimburse an Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Revolving Loan Lender, as the case may be, may have or have had against such Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against an Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence, willful misconduct or bad faith on the part of such Issuer.

SECTION 2.6.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Default under Section 8.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Borrower of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default,

(a) the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the Issuers of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

(b) the Borrower shall be immediately obligated to reimburse the Issuers for the amount deemed to have been so paid or disbursed by such Issuers.

Amounts payable by the Borrower pursuant to this Section shall be deposited in immediately available funds with the Administrative Agent to Cash Collateralize the Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations.

SECTION 2.6.5. Nature of Reimbursement Obligations. The Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Revolving Loan Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuer (except to the extent of its own gross negligence, willful misconduct or bad faith) shall be responsible for:

(a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any Issuer Document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise;

(e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit; or

(f) a default of any Lender’s obligations to fund under Section 2.6.2 exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuer’s risk with respect to such Lender.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Revolving Loan Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Obligor and each such Secured Party, and shall not put such Issuer under any resulting liability to any Obligor or any Secured Party, as the case may be. If any Lender fails to make available to the Administrative Agent for the account of the terms of the Agreement Issuer any amount required to be paid by such Lender pursuant to the terms of this Agreement by the time specified herein, the Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuer in connection with the foregoing.

SECTION 2.6.6. Issuer Not Required to Issue Letters of Credit. No Issuer shall be required to issue any Letter of Credit if

(a) the expiry date of such requested Letter of Credit would occur after three days prior to the Final Maturity Date, unless all the Lenders have approved such expiry date;

(b) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing such Letter of Credit, or any Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuer in good faith deems material to it;

(c) the issuance of such Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally;

(d) except as otherwise agreed by the Administrative Agent and such Issuer, such Letter of Credit is in an initial stated amount less than $250,000; or

(e) such Letter of Credit is to be denominated in a currency other than Dollars.

SECTION 2.7. Notes. The Borrower will execute and deliver to the Administrative Agent, for the account of each Lender, a Revolving Note (pagaré) if a Revolving Loan is being requested or a Swing Line Note if a Swing Line Loan is being requested in each case dated the date of each Borrowing, evidencing the Loan made on such date by such Lender to the Borrower, substantially in the form of Exhibit A-1 or Exhibit A-2, as applicable, payable to the order of such Lender and in a principal amount equal to the principal amount of such Loan and bearing the aval of each Subsidiary Guarantor. The Borrower shall execute and deliver to the Administrative Agent an applicable replacement Note to reflect a Continuation/Conversion Notice delivered to the Administrative Agent or any change to the Applicable Margin of a Loan. In the event that any conflict arises between the provisions of this Agreement and terms of any Note, the provisions of this Agreement shall be deemed to prevail. Unless an Event of Default has occurred and is continuing, the Administrative Agent will (i) hold all Notes on behalf of the Lenders and (ii) return each Note to the Borrower within five (5) Business Days of the Borrower's repayment or replacement of such Note.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments and Prepayments; Application. The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

SECTION 3.1.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a) From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any

(i) Revolving Loans; provided, that (A) any such prepayment of Revolving Loans shall be made pro rata among the Revolving Loans of the same Type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans; (B) all such voluntary prepayments shall require at least one Business Day's prior notice to the Administrative Agent; and (C) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $100,000 or, in either case, in the unpaid amount of the Loan being prepaid;

(ii) Swing Line Loans; provided, that (A) all such voluntary prepayments shall require prior telephonic notice to the Swing Line Lender on or before 1:00 p.m. on the day of such prepayment (such notice to be confirmed in writing within 24 hours thereafter); and (B) all such voluntary partial prepayments shall be in an aggregate minimum amount of $200,000 and an integral multiple of $100,000 or in the unpaid amount of the Swing Line Loan being repaid;.

(b) On each date when the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans and (ii) the aggregate amount of all Letter of Credit Outstandings exceeds the Revolving Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Borrower shall make a mandatory prepayment of Revolving Loans or Swing Line Loans (or both) and, if necessary, Cash Collateralize all Letter of Credit Outstandings, in an aggregate amount equal to such excess.

(c) Within five Business Days following the Borrower’s or any Subsidiary’s receipt of Net Disposition Proceeds in excess of $10,000,000 individually or in the aggregate over the course of a Fiscal Year or Net Casualty Proceeds in excess of $10,000,000 individually or in the aggregate over the course of a Fiscal Year, the Borrower shall prepay outstanding Loans (if any) in an amount equal to such excess Net Disposition Proceeds or excess Net Casualty Proceeds; provided, that if an Authorized Officer of the Borrower delivers to the Administrative Agent a Reinvestment Notice on or prior to the date that a prepayment would otherwise be required pursuant to the foregoing, then no prepayment of the Reinvestment Amount shall be required pursuant to this clause until the Reinvestment Prepayment Date, at which time a prepayment shall be required in an amount equal to the Net Disposition Proceeds or Net Casualty Proceeds that have not been so applied.

(d) Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrower shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

SECTION 3.1.2. Application. Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section.

(a) Subject to clause (b), each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans.

(b) Each prepayment of the Loans made pursuant to clause (c) of Section 3.1.1 shall be applied (i) first, to the repayment of any outstanding Revolving Loans until paid in full, (ii) second, to the repayment of any Swing Line Loans, (iii) third, to the repayment of all unpaid Reimbursement Obligations, and (iv) fourth to the Cash Collateralization of all Letter of Credit Outstandings.

SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.

SECTION 3.2.1. Rates. Subject to Section 2.3.2, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:

(a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; provided, that Swing Line Loans shall always accrue interest at the Alternate Base Rate plus the then effective Applicable Margin for Revolving Loans maintained as Base Rate Loans; or

(b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate for such Interest Period plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan or Reimbursement Obligation is due and payable (whether on the applicable Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of overdue principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; (b) in the case of overdue interest, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on the Type of Loan on which such interest has accrued; and (c) in the case of fees, and other monetary Obligations, the Alternate Base Rate plus 2% per annum.

SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable in arrears, without duplication:

(a) on the applicable Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

(d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the applicable Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth below. All such fees shall be non-refundable.

SECTION 3.3.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Revolving Loan Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s Revolving Loan Percentage of the sum of the average daily unused portion of the Revolving Loan Commitment Amount (whether or not then available as a result of a Default) and net of Letter of Credit Outstandings. All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Borrower in arrears on the Effective Date and thereafter on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Loan Commitment Termination Date. The making of Swing Line Loans shall constitute usage of the Revolving Loan Commitment with respect to the calculation of commitment fees to be paid by the Borrower to the Lenders. Notwithstanding the foregoing, the Borrower will not be required to pay a commitment fee to a Defaulting Lender.

SECTION 3.3.2. Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates set forth in the Administrative Fee Letter.

SECTION 3.3.3. Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the applicable Issuer and each Revolving Loan Lender, a Letter of Credit fee in a per annum amount equal to the then effective Applicable Margin for Revolving Loans maintained as LIBO Rate Loans, on the average daily unused portion of the Stated Amount of all outstanding Letters of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Revolving Loan Commitment Termination Date. The Borrower further agrees to pay to the applicable Issuer quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Revolving Loan Commitment Termination Date an issuance fee as specified in the Administrative Fee Letter or as otherwise agreed to by the Borrower and such Issuer.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine, acting reasonably (which determination shall, upon notice thereof providing reasonable detail or an opinion of counsel, which may include in-house counsel, supporting such determination to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that any Change in Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined or the Required Lenders shall have determined and notified the Administrative Agent that

(a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market;

(b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans; or

(c) the LIBO Rate will not adequately and fairly reflect the cost to the Lenders of making or continuing the LIBO Rate Loans for an applicable Interest Period,

then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith (i) in the case of clauses (a) and (b), be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exists or (ii) in the case of clause (c), be based on a LIBO Rate which is determined by the LIBO Rate (Reference Lenders) until the circumstances causing the LIBO Rate to not fairly reflect the Lenders’ costs no longer exists, as determined, in good faith, by the Administrative Agent. Upon receipt of such notice specified in subsection (i) above, (i) any request to convert any Borrowing into, or continue any Borrowing as, a LIBO Rate Loan shall be ineffective and (ii) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender and Issuer for any increase in the cost to such Lender or Issuer of, or any reduction in the amount of any sum receivable by such Lender or Issuer in respect of, such Lender’s or Issuer’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any Change in Law, except for such changes with respect to increased capital costs and Taxes which are governed by Section 4.5 and Section 4.6, respectively. Each affected Lender or Issuer shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor, the additional amount required fully to compensate such Lender or Issuer for such increased cost or reduced amount and including reasonable details of the computation of such additional amount. Such additional amounts shall be payable by the Borrower directly to such Lender or Issuer within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

(a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefore (for a reason other than such Lender being a Defaulting Lender); or

(c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefore;

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall include reasonable detail of the computation of such loss or expense and in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.5. Increased Capital Costs. If any Change in Law affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall include reasonable detail of the computation of such loss or expense and in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION 4.6. Taxes.

(a) All payments made by each Obligor under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction for or on account of, any present or future Taxes, including Other Taxes (but excluding any tax imposed on or measured by the net income or net profits or capital or any franchise or similar tax imposed in lieu thereof) of a beneficiary of such payment (each a “Payee”) pursuant to the laws of the jurisdiction (or any political subdivision thereof) in which it is organized or the jurisdiction (or any political subdivision thereof) in which the lending office of such Lender is located (collectively, the “Excluded Taxes”)). If any such Taxes that are not Excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to any Payee hereunder (subject to the right of such Obligor to contest any such requirement in good faith, so long as proper reserves are maintained and each Payee hereunder is paid the full amounts payable hereunder including any additional amounts payable), such Obligor shall pay such Non-Excluded Taxes, including Other Taxes, to the appropriate taxing authority, and the amounts payable to each such Payee shall be increased by such additional amounts (the “Additional Amounts”) necessary to yield to such Payee (after payment of all Non-Excluded Taxes, Other Taxes and Additional Amounts, including any of the foregoing levied on Additional Amounts) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement in the absence of such payments or deductions; provided, that no such Additional Amounts shall be payable in respect of any Taxes that would not have been imposed but for a failure by a Payee to provide the documents required by clause (c) strictly pursuant to the terms of, and only in the circumstances specified in, clause (c), in excess of the Additional Amounts that would have been payable had such documents been provided. In addition, such Obligor shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law. Whenever any Non-Excluded Tax or Other Tax is payable by an Obligor, as promptly as possible thereafter, such Obligor shall (i) pay such taxes to the appropriate authority within the term provided by law and (ii) thereafter send to the Administrative Agent, for the account of such Payee, a certified copy by an Authorized Officer of such Obligor of a stamped filed receipt showing payment thereof or such other document reasonably satisfactory to such Payee showing payment thereof. If such Obligor fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Obligor shall indemnify the affected Payee for any incremental taxes, interest, penalties, loss, liability, claim or expense (including legal fees and expenses) that may become payable by any such Payee as a result of any such failure; provided, that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or the Payee, as the case may be, will use reasonable efforts at the Borrower’s sole cost and expense and to the extent indemnified by the Borrower to the reasonable satisfaction of the Administrative Agent or the Payee to cooperate with the Borrower to obtain a refund of such Taxes so long as such efforts will not, in the reasonable determination of the Administrative Agent or the Payee, as the case may be, result in any additional costs, expenses or risks or otherwise be disadvantageous to the Administrative Agent or the Payee, or require the Administrative Agent or the Payee to reveal confidential or proprietary information. This indemnity and agreement shall survive termination of the Agreement and payment of the Loans.

(b) Subject to the last sentence of clause (c), each Obligor shall indemnify the Administrative Agent and each Payee, within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid by the Administrative Agent or such Payee on or with respect to any payment by or on account of any obligation of such Obligor hereunder (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or the Payee, as the case may be, will use reasonable efforts at the Borrower’s sole cost and expense and to the extent indemnified by the Borrower to the reasonable satisfaction of the Administrative Agent or the Payee to cooperate with the Borrower to obtain a refund of such Taxes so long as such efforts will not, in the reasonable determination of the Administrative Agent or the Payee, as the case may be, result in any additional costs, expenses or risks or otherwise be disadvantageous to the Administrative Agent or the Payee, or require the Administrative Agent or the Payee to reveal confidential or proprietary information. A certificate as to the amount of such payment or liability delivered to the Borrower by a Payee, or by the Administrative Agent on its own behalf or on behalf of a Payee, shall be conclusive absent manifest error.

(c) Each Payee that is not a Mexican Financial Institution shall from time to time, at the request of the Borrower or the Administrative Agent, furnish to the Borrower or the Administrative Agent, as the case may be, such documentation required under Applicable Law as may be reasonably required to establish any available exemption from, or reduction in the amount of, otherwise applicable Non-Excluded Taxes; provided, that (i) such documentation is consistent with Applicable Law and (ii) such documentation would not, in the judgment of such Payee, require such Payee to disclose any confidential or proprietary information or otherwise be disadvantageous to such Payee; provided, further, that such documentation shall not be considered disadvantageous solely by virtue of administrative inconvenience to such Payee. The Borrower and the Administrative Agent shall be entitled to rely upon the accuracy of any such documentation furnished to it by any Payee that is not a Mexican Financial Institution and shall have no obligation to indemnify such Payee for any incremental taxes, interest or penalties that may become payable by such Payee solely as a result of any inaccuracy contained therein or the Payee’s failure to furnish such documentation.

(d) If the Administrative Agent or any Payee determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall cause such refund to be returned to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, or such Payee, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Payee, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Payee in the event the Administrative Agent or such Payee is required to repay such refund to such Governmental Authority. This clause shall not be construed to require the Administrative Agent or any Payee to make available its tax returns (or any other information relating to its taxes that it deems confidential or proprietary) to the Borrower or any other Person.

SECTION 4.7. Payments, Computations; Proceeds of Collateral, etc.

(a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment in Dollars. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in Same Day Funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in Same Day Funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Payments due on a day other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b) All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment of all Obligations owing to the Administrative Agent and to the Collateral Agent, in their respective capacity as the Administrative Agent or Collateral Agent (including the fees and expenses of counsel to the Administrative Agent and the Collateral Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, and the Cash Collateralization for contingent liabilities under Letter of Credit Outstandings and the credit exposure owing to Secured Parties under Hedging Agreements, (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties, and (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus. For purposes of clause (b)(iii), the “credit exposure” at any time of any Secured Party with respect to a Hedging Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate (or, if applicable, currency) movements and the respective termination provisions and notional principal amount and term of such Hedging Agreement.

(c) The Borrower acknowledges that the Lenders have agreed to the amount of the Applicable Margin and fees payable under the Loan Documents based upon, among other things, the delivery by the Obligors pursuant to Section 7.1.1 of accurate and actual reporting of results of operation, and that the financial covenant ratios set forth in a Compliance Certificate shall only be treated by the Secured Parties as presumptive evidence of such actual results. If the actual Leverage Ratio for any period is higher than that set forth in a Compliance Certificate for such period, then the amount of interest and fees owing for such period shall be established by reference to the actual Leverage Ratio, and not the ratio set forth in the Compliance Certificate. Promptly, and in any event within three days, following the earlier of (i) the Borrower’s receipt of a notice from the Administrative Agent pursuant to this clause including in reasonable detail the computation of the actual Leverage Ratio or (ii) a Responsible Officer of the Borrower’s knowledge that the Leverage Ratio for a particular period was higher than that reported in the Compliance Certificate for such period, the Borrower shall pay to the Administrative Agent all unpaid interest and fees for such period based upon the actual Leverage Ratio. In the event that this higher actual Leverage Ratio results in a higher Applicable Margin, the Borrower at the request of the Administrative Agent shall promptly, and in any event within three days, provide replacement Notes to reflect the higher Applicable Margin. In no event shall the Lenders be required to rebate interest or fees paid by the Borrower, and the payment of incremental interest and fees pursuant to this clause shall not impair (and is without limitation of) the other rights and remedies of the Secured Parties under the Loan Documents.

SECTION 4.8. Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Section 4.3, Section 4.4, Section 4.5 or Section 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.9. Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Event of Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Secured Party; provided, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such appropriation and application made by such Secured Party; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

SECTION 4.10. Replacement of Lenders. The Borrower shall be permitted, at its sole expense and effort, to replace with a replacement financial institution or Eligible Assignee any Lender (a) that requests reimbursement for amounts owing pursuant to Section 4.6 (but only if such Lender is (i) not a Mexican Financial Institution and (ii) a financial institution not registered with Hacienda for purposes of Article 195(I) or Article 196(II) of the Mexican Income Tax Law or any successor provision thereof and, in the case of a financial institution registered with Hacienda for purposes of Article 195(I) of the Mexican Income Tax Law, not a resident of (or, if acting through a branch or agency, does not have its principal office in) a country with which Mexico has entered into a treaty for the avoidance of double taxation) or Section 4.5; (b) to which the Borrower is required to make a prepayment or commitment reduction as a result of the operation of Section 4.1; (c) that defaults in its obligation to make its Loan hereunder; or (d) that fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or other Loan Document requiring more Lenders than the Required Lenders’ consent and such election, consent, amendment, waiver or other modification is otherwise consented to by Lenders holding more than 66 2/3% of the Total Exposure Amount, without giving effect to the Loans and undrawn Commitments attributable to such non-consenting Lender; provided, that (i) such replacement does not conflict with any Applicable Law, (ii) no Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.11 which has eliminated the continued need for payment of amounts owing pursuant to clause (a) of Section 4.6 or Section 4.5 or the operation of Section 4.1, (iv) the replacement financial institution shall purchase, at par, the Loans and other amounts (including accrued and unpaid interest) owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.4 if the Loans owing to such replaced Lender shall be purchased other than on the last day of an Interest Period relating to such Loans, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and satisfactory to the Issuers and the Swing Line Lender, (vii) the replaced Lender shall be obligated to make such replacement without recourse in accordance with the provisions of Section 10.11 (provided, that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to clause (a) of Section 4.6 or Section 4.5, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 4.11. Change of Domestic Office. Each Lender that is not a Mexican Financial Institution agrees that, upon the occurrence of any event giving rise to the operation of clause (a) of Section 4.6 (other than the imposition of the Mexican withholding taxes expected, based upon the identity and place of residence of each Lender on the Effective Date, or the Mexican withholding taxes applicable to interest payments made to an Eligible Assignee), Sections 4.1 or 4.5 as to it and upon request by the Borrower, it will use its commercially reasonable efforts to avoid or minimize the consequences of such event if such action shall not, in the judgment of such Lender, as the case may be, be illegal or economically or otherwise disadvantageous to it. If such Lender is entitled to compensation for the events specified under Section 4.6 (other than as set forth in the preceding sentence) or Section 4.5, or the Borrower is required to make a prepayment as a result of the operation of Section 4.1, such Lender shall use commercially reasonable efforts for a period of 30 days to designate a different Domestic Office for any Obligation affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation (except as set forth in the preceding sentence) and will not, in the sole opinion of such Lender, result in any economic, legal or regulatory or other disadvantage to such Lender or any of its Affiliates.

ARTICLE V

CONDITIONS TO CREDIT EXTENSIONS

SECTION 5.1. Initial Credit Extension. The obligations of the Lenders and, if applicable, the Issuer to make the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.

SECTION 5.1.1. Resolutions, etc. The Administrative Agent shall have received from each Obligor, as applicable, a certificate, dated as of the Effective Date with counterparts for each Lender, duly executed and delivered by an Authorized Officer of such Obligor as to

(a) copies, authorized by a Mexican notary public, of resolutions of each such Obligor’s Board of Directors and/or shareholders (or other managing body, in the case of other than a corporation) then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by such Obligor and the transactions contemplated hereby and thereby;

(b) the incumbency and signatures of its Authorized Officers;

(c) the full force and validity of each Organic Document of such Obligor and copies thereof; and

(d) certified copies of the powers of attorney of each Obligor, notarized by a Mexican notary public (including authority for actos de dominio and títulos de crédito).

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of an Authorized Officer of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.1.2. Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated as of the Effective Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be representations and warranties of the Borrower that are true and correct in all material respects as of such date (unless stated to relate solely to an earlier date, in which case such deemed representations and warranties shall have been true and correct in all material respects as of such earlier date), and, at the time such certificate is delivered, such statements shall in fact be true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such statements shall have been true and correct in all material respects as of such earlier date), in each case other than any statement that is subject to a Material Adverse Effect or other materiality qualifier, in which case such statements shall be (or shall have been) true and correct. All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.1.3. Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, if any, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the initial Credit Extension and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been released and the Administrative Agent shall have received all instruments as may be suitable or appropriate in connection therewith.

SECTION 5.1.4. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender, such Lender’s Notes duly executed and delivered by an Authorized Officer of the Borrower and each Subsidiary Guarantor.

SECTION 5.1.5. Financial Information, etc. The Administrative Agent shall have received,

(a) audited consolidated financial statements of the Borrower and its Subsidiaries as at December 31, 2009; and

(b) financial projections of the Borrower through December 31, 2012, in form and substance satisfactory to the Administrative Agent.

SECTION 5.1.6. Compliance Certificate. The Administrative Agent shall have received an initial Compliance Certificate on a pro forma basis as if the initial Credit Extension (if any) had been made as of June 30, 2010 and as to such items therein as the Administrative Agent reasonably requests, dated the Effective Date and duly executed (and with all schedules thereto duly completed) and delivered by a Responsible Officer (which shall also be an Authorized Officer) of the Borrower.

SECTION 5.1.7. Subsidiary Guaranty. The Administrative Agent shall have received, the Subsidiary Guaranty, dated as of the date hereof, duly executed and delivered by an Authorized Officer of each Subsidiary Guarantor.

SECTION 5.1.8. Security Agreements. The Administrative Agent shall have received, each of the following documents, each of which shall be satisfactory to the Administrative Agent and each Lender in form and substance:

(a) The Obligor Pledge Agreement, duly executed and delivered by an Authorized Officer of the Borrower and of each Subsidiary Guarantor, as pledgors, and the Collateral Agent, as pledgee, and notarized, together with evidence of filing for registration in each of the Public Registry of Commerce (Registro Público de Comercio) corresponding to the corporate domicile of each Obligor, and in Mexico’s Railroad Registry (Registro Ferroviario Mexicano), and payment in full of the corresponding registration taxes.

(b) The Capital Securities Pledge Agreement for each Subsidiary Guarantor, duly executed and delivered by an Authorized Officer of the Borrower and any other owner of Capital Securities of such Subsidiary Guarantor, as pledgors, and the Collateral Agent, as pledgee, together with (x) evidence of filing for registration in the Public Registry of Commerce (Registro Público de Comercio) corresponding to the corporate domicile of each pledgor thereunder, and payment in full of the corresponding registration taxes, and (y) the other documents and deliverables specified therein, including a certificate issued by an Authorized Officer of the relevant Subsidiary Guarantor to the effect that a first priority security interest in the corresponding Capital Securities has been duly created and perfected under Mexican law, in favor of the Collateral Agent, for the benefit of the Secured Parties, and has been registered in the stockholders’ book (registro de acciones or registro de socios, as applicable) of such Subsidiary Guarantor, accompanied by a copy of the notation made in the stockholders’ book of the corresponding Subsidiary Guarantor in respect of such security interest.

(c) Copies of certificates of mercantile (certificado de folio mercantil) for each Obligor dated a date reasonably near to the Effective Date, (none of which shall, except with respect to Liens permitted by Section 7.2.3, evidence a Lien on any collateral described in any Loan Document).

SECTION 5.1.9. Insurance. The Administrative Agent shall have received certificates of insurance (or binders in respect thereof) evidencing insurance coverage as the Borrower and its Subsidiaries are required to maintain pursuant to Section 7.1.4.

SECTION 5.1.10. PATRIOT Act. The Administrative Agent shall have received all documentation and other information that may be reasonably required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulation, including the PATRIOT Act, and the information described in Section 10.14, it being understood that the Borrower and certain of its Subsidiaries do not have U.S. taxpayer identification numbers.

SECTION 5.1.11. Concession Title. The Administrative Agent shall have received a copy of the Concession Title together with a certificate, dated the Effective Date, of an Authorized Officer of the Borrower stating that the Concession Title is in full force and effect and that the Borrower is in material compliance with all terms and conditions applicable thereunder or pursuant to Applicable Law.

SECTION 5.1.12. Process Agent Appointment and Acceptance. The Administrative Agent shall have received (i) the designation of the Process Agent to receive service of process in the State of New York on behalf of each Obligor and a letter in form and substance reasonably satisfactory to the Administrative Agent from the Process Agent accepting such designation and (ii) certified copies of the powers of attorney of each Obligor, notarized by a Mexican notary public, appointing such agent for service of process granted pursuant to Mexican Law.

SECTION 5.1.13. Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and all Lenders, from:

(a) Stinson Morrison Hecker LLP, United States counsel to the Obligors, in form and substance satisfactory to the Administrative Agent; and

(b) White & Case S.C., Mexican local counsel to the Obligors, in form and substance, satisfactory to the Administrative Agent.

SECTION 5.1.14. Upfront Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, an upfront fee in an amount equal to 1.5% of each Lender’s Commitment Amount payable in full on the Effective Date.

SECTION 5.1.15. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Section 3.3.2 and, if then invoiced, Section 10.3.

SECTION 5.1.16. Ownership of Certain Property, etc. The Administrative Agent shall have received evidence, in form and substance satisfactory to it, of the Borrower’s ownership of certain locomotives identified in Item 5.1.16 of the Disclosure Schedule.

SECTION 5.1.17. Government Approval, Regulation, etc. All necessary authorization or approval or other action by, and notice to or filing with, any Governmental Authority or other Person required for the consummation of the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, or for the due execution, delivery and/or performance of Loan Documents, in each case by the parties thereto, have been duly obtained or made and are in full force and effect.

SECTION 5.1.18. No Material Adverse Change. There shall have been no material adverse change in the financial condition, results of operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2009.

SECTION 5.1.19. Litigation, Labor Controversies, etc. There shall be no pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, litigation, action, proceeding or labor controversy:

(a) affecting the Borrower, any of its Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect except as disclosed on Borrower’s Form 10-K filed February 12, 2010 and Form 10-Q filed July 27, 2010 with the Securities and Exchange Commission (the “Effective Date Filings”), and no material adverse development shall have occurred in any such labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in such Effective Date Filings;

(b) which purports to require Liens be granted on any assets of any Obligor; or

(c) which purports to affect or which contests the legality, validity or enforceability of any Loan Document or the transactions contemplated thereunder.

SECTION 5.2. All Credit Extensions. The obligation of each Lender and each Issuer to make any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.

SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension the following statements shall be true and correct:

(a) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a Material Adverse Effect or other materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct; and

(b) no Default shall have then occurred and be continuing.

SECTION 5.2.2. Credit Extension Request, etc. Subject to Section 2.3.2, the Administrative Agent shall have received a Borrowing Request if Loans are being requested or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

SECTION 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to each Secured Party as set forth in this Article.

SECTION 6.1. Organization, etc. Each Obligor

(a) is validly organized and existing and in good standing, if applicable, under the laws of the state or jurisdiction of its incorporation or organization,

(b) is duly qualified to do business and in good standing, if applicable, as a foreign entity in each jurisdiction where the nature of its business requires such qualification; and

(c) has full power and authority and holds all requisite governmental licenses, permits and other approvals (i) to enter into and perform its Obligations under each Loan Document to which it is a party, and (ii) to own and hold under lease its property and to conduct its business substantially as currently conducted by it;

except, in each case referred to in clauses (b) or (c)(ii) to the extent that failure to be so qualified or in good standing, if applicable, or to have such power or authority or to hold such license, permit or other approval could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a) contravene any (i) Obligor’s Organic Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) Applicable Law or governmental regulation binding on or affecting any Obligor; or

(b) (i) result in, or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement) or (ii) conflict with or result in a breach of or a default under any contractual restriction binding on or affecting any Obligor;

except, in each case under clauses (a)(ii), (a)(iii) or (b)(ii) where such conflict, breach or default, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those contemplated by the Security Documents or those that have been, or on the Effective Date will be, duly obtained or made and which are, or on the Effective Date will be, in full force and effect) is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940.

SECTION 6.4. Validity, etc. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5. Financial Information. The financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and each Lender pursuant to Section 5.1.5 have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Borrower and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied with the financial statements delivered pursuant to Section 5.1.5, and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 6.6. No Material Adverse Change. There has been no material adverse change in the financial condition, results of operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2009.

SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, litigation, action, proceeding or labor controversy:

(a) affecting the Borrower, any of its Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect except as disclosed on the Effective Date Filings or which is disclosed in an updated Disclosure Schedule that has been approved in writing by the Required Lenders, and no material adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in the Effective Date Filings (or, if applicable, in any such updated and approved Disclosure Schedule); or

(b) which purports to affect or which contests the legality, validity or enforceability of any Loan Document or the transactions contemplated thereunder.

SECTION 6.8. Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries which are identified in Item 6.8 of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Section 7.2.10.

SECTION 6.9. Ownership of Properties. The Borrower and each of its Subsidiaries owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 7.2.3, (b) as could not be reasonably expected to have a Material Adverse Effect, and (c) minor defects in title that do not interfere with the Borrower’s or such Subsidiary’s ability to conduct its business as currently conducted or to utilize such property for its intended purpose.

SECTION 6.10. Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or where any such failure to file or pay could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.11. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Obligor pending or, to the knowledge of any Obligor, threatened; (b) hours worked by and payment made to employees of the Obligors have not been in violation of any Applicable Law dealing with such matters; and (c) all payments due from any Obligor on account of employee health and welfare insurance have been paid or accrued as a liability on the financial statements of such Obligor.

SECTION 6.12. Environmental Warranties. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Obligor (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 6.13. Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information furnished, in light of the circumstances under which it was furnished, not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information furnished, in light of the circumstances under which it was furnished, not misleading on the date as of which such information is dated or certified. It is understood that no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions (“Forward Looking Statements”), and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules and that such Forward Looking Statements and the assumptions on which they were based, may not prove to be correct; provided, that as of the date such Forward Looking Statements were generated, (i) such Forward Looking Statements were based on the good faith assumptions of the management of the Obligors and (ii) such assumptions were believed by such management to be reasonable.

SECTION 6.14. Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15. Solvency. The Borrower and the Subsidiary Guarantors on a consolidated basis both before and after giving effect to any Credit Extensions are Solvent as of the date of such Credit Extensions.

SECTION 6.16. Anti-Terrorism Law.

(a) No Obligor and, to the knowledge of the Obligors, no Affiliate of any Obligor, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the PATRIOT Act.

(b) Neither KCS nor any of its Subsidiaries, nor, to the knowledge of any Obligor, any Affiliate, broker or other agent of any Obligor acting or benefiting in any capacity in connection with the Credit Extensions, is any of the following:

(i) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(ii) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list; or

(iii) any other Person with whom U.S. Persons may not transact or deal under the provisions of 31 C.F.R. Chapter V or any legal restriction, including legislation, Executive Order, or regulation, administered by the U.S. Treasury Department’s Office of Foreign Assets Control.

(c) To the knowledge of the Obligors, no broker or other agent of any Obligor acting in any capacity in connection with the Credit Extensions (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 6.17. Issuance of Subordinated Debt; Status of Obligations as Senior Indebtedness, etc. The Borrower has the power and authority to incur the Subordinated Debt as provided for under the Subordinated Debt Documents applicable thereto and has duly authorized, executed and delivered the Subordinated Debt Documents applicable to such Subordinated Debt. The Borrower has issued, pursuant to due authorization, the Subordinated Debt under the applicable Subordinated Debt Documents, and such Subordinated Debt Documents constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity). The subordination provisions contained in the Subordinated Debt Documents are enforceable against the holders of the Subordinated Debt by the holder of any “Senior Indebtedness” or similar term referring to the Obligations (as defined in the Subordinated Debt Documents). All Obligations, including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and Reimbursement Obligations, and fees and expenses in connection therewith, constitute “Senior Indebtedness” or similar term relating to the Obligations (as defined in the Subordinated Debt Documents) and all such Obligations are entitled to the benefits of the subordination created by the Subordinated Debt Documents.

SECTION 6.18. Absence of Default. No Default has occurred and is continuing.

SECTION 6.19. Ranking; Recourse; Liens.

(a) The Obligations of each Obligor hereunder and under the other Loan Documents to which it is a party are and will at all times be unconditional general obligations of such Obligor, and rank and will at all times rank at least pari passu in right of payment with all its other senior Indebtedness, except for obligations accorded preference by mandatory provisions of law. There is no Lien upon or with respect to any of the present property or Indebtedness of any Obligor or the Borrower’s Subsidiaries other than Liens permitted by this Agreement or the other Loan Documents.

(b) Attached as Item 6.19(b) of the Disclosure Schedule is a complete and accurate list of all Liens of each Obligor securing Indebtedness in an amount equal to or greater than $5,000,000 (or its equivalent in other currencies) existing on the Effective Date, showing as of the Effective Date the lienholder thereof, the principal amount of the obligations secured thereby and a brief description of the assets subject thereto.

(c) Attached as Item 6.19(c) of the Disclosure Schedule is a complete and accurate list of all existing Indebtedness of the Borrower and its Subsidiaries in excess of $5,000,000 as of the Effective Date.

SECTION 6.20. Withholding Tax. As of the Effective Date, there is no tax, levy, impost, deduction, charge or withholding imposed, levied or made by or in Mexico or any political subdivision or taxing authority thereof or therein either (a) on or by virtue of the execution or delivery of the Loan Documents; or (b) on any payment to be made pursuant to the Loan Documents to any Person, except that payments considered interest pursuant to Article 195 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) under this Agreement or the Notes (including fees payable hereunder and under the Fee Letters) will be subject to a Mexican withholding tax at a rate of 4.9% so long as the payee, that is not a Mexican Financial Institution or a lender that is not registered with Hacienda for purposes of Article 196(II) of the Mexican Income Tax Law, (i) is a foreign commercial bank or other financial institution registered with Hacienda for purposes of Article 195(I) of the Mexican Income Tax Law (Lev del Impuesto Sobre la Renta), the regulations thereunder and any administrative rules issued thereunder and (ii) is a resident for tax purposes of (or its principal place of business, if lending through a branch or agency, is located in) a country with which Mexico has entered into a treaty for the avoidance of double taxation. As of the Effective Date, each Obligor is permitted under Applicable Law, to make all payments pursuant to the Loan Documents free and clear of all Taxes imposed, levied or made by or in Mexico or any political subdivision or taxing authority thereof, as provided in each Loan Document, without any liability to be borne by the payee in connection with such Mexican withholding tax to the extent that the Obligor making such payment has complied with its obligations in Section 4.6 to pay to the appropriate Mexican authorities applicable Taxes required to be paid by such Obligor.

SECTION 6.21. Proper Form. The Loan Documents are (or, in the case of any Note, will be, upon the issuance thereof in accordance herewith) in proper legal form for the enforcement thereof in Mexico, against each Obligor; provided, that, if any legal proceedings are brought in a court of Mexico for the enforcement against any Obligor, of this Agreement, the Fee Letters or any other Loan Document that is executed in a language other than Spanish, a Spanish translation of such document prepared by a translator approved by the Mexican court would have to be approved by such court after such Obligor has been given the opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based on the translated documents. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, the Fee Letters or any other Loan Document in Mexico it is not necessary that this Agreement, the Fee Letters or any other Loan Document be filed or recorded with any Governmental Authority in Mexico or be notarized, or that any stamp or similar tax be paid on or in respect of this Agreement, the Fee Letters or any other Loan Document.

SECTION 6.22. Choice of Law. In any action or proceeding involving an Obligor arising out of or relating to any Loan Document in any court of Mexico, the Lenders, the Issuers and the Administrative Agent would be entitled to the recognition and effectiveness of the choice of law provisions of Section 10.9.

SECTION 6.23. Immunity. Each Obligor is subject to suit in Mexico and neither any Obligor nor its assets has any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any competent court and service of process, attachment or execution in Mexico with respect to its obligations, liabilities, or any other matter under or arising out of or in connection with any Loan Document, and to the extent that such Obligor or its assets may have or may hereafter become entitled to any such right of immunity it has effectively waived such right under Section 10.19; provided, that none of (i) the Concession Title or the Port Concession may be transferred to any Person without the prior consent of the government of Mexico, or (ii) control of VAM may be transferred to any Person without prior notice to the government of Mexico. The waiver by each Obligor described in the immediately preceding sentence is a legal, valid and binding obligation thereof. The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by the Applicable Law of any jurisdiction in which any suit, action or proceeding with respect to any Loan Document may be commenced. The performance of the Loan Documents by the Obligors constitutes private and commercial acts rather than governmental or public acts.

SECTION 6.24. Status of Concession.

(a) The Concession Title is in full force and effect and no proceeding or, to the best knowledge of the Borrower, investigation seeking the termination or revocation of the Concession Title has been initiated pursuant to a notice sent to the Borrower.

(b) The Borrower has disclosed to the Administrative Agent any sanctions imposed on it pursuant to final and non-appealable resolutions under Sections II, III, IV, V, VIII or IX of Article 21 of the Railway Service Law (Ley del Servicio Ferroviario).

(c) The Borrower has not been sanctioned pursuant to final and non-appealable resolutions (i) on two different occasions for the same type of violation of Section II or V of Article 21 of the Railway Service Law (Ley del Servicio Ferroviario) or (ii) on four different occasions for the same type of violation of Section III, IV, VIII and IX of Article 21 of the Railway Service Law (Ley del Servicio Ferroviario), in each case as in effect on the Effective Date. For the avoidance of doubt, a sanction under Sections II, III, IV, V, VIII or IX of Article 21 of the Railway Service Law (Ley del Servicio Ferroviario) shall not by itself constitute an Event of Default by the Borrower.

ARTICLE VII

COVENANTS

SECTION 7.1. Affirmative Covenants. The Borrower agrees with each Lender, each Issuer and the Administrative Agent that until the Loan Repayment Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2010, the unaudited consolidated financial statements of the Borrower and its Subsidiaries in respect of such Fiscal Quarter prepared in accordance with GAAP (except as otherwise discussed in the notes to such financial statements), which financial statements shall present fairly in all material respects in accordance with GAAP (subject to absence of footnotes), the financial condition of the Borrower and its Subsidiaries as at the end of the relevant Fiscal Quarter of each Fiscal Year and the results of the operations of the Borrower and its Subsidiaries for such Fiscal Quarter; provided, that for so long as the Borrower files a Form 10-Q with the SEC within the period set forth above, each Lender and the Administrative Agent will be deemed to have been supplied with the financial statements required in this clause (a) at the time that such financial statements are accessible electronically by means of the SEC's website on the internet or at KCS’s website on the internet;

(b) within 90 days after the end of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending December 31, 2010, the consolidated annual financial statements of the Borrower and its Subsidiaries audited and reported on in accordance with GAAP (except as otherwise discussed in the notes to such financial statements), with the opinion thereon of internationally recognized independent public accountants, which financial statements shall present fairly in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as at the end of the relevant Fiscal Year and the results of the operations of the Borrower and its Subsidiaries for such Fiscal Year; provided, that for so long as the Borrower files a Form 10-K with the SEC within the period set forth above, each Lender and the Administrative Agent will be deemed to have been supplied with the financial statements required in this clause at the time that such financial statements are accessible electronically by means of the SEC’s website on the internet or at KCS’s website on the internet; provided, further that such financial statements shall not have an Impermissible Qualification;

(c) concurrently with the delivery of the financial statements pursuant to clauses (a) and (b), a Compliance Certificate, executed by a Responsible Officer of the Borrower, (i) certifying that no Default then exists or, if any Default then exists, specifying the nature and period of existence thereof and what action has been taken or is proposed to be taken with respect thereto, and (ii) providing all information and calculations necessary for determining compliance with the covenants contained in Section 7.2.4;

(d) promptly and in any event within five Business Days after a Responsible Officer of the Borrower or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower or such Obligor has taken and proposes to take with respect thereto;

(e) promptly following an Authorized Officer of the Borrower or any other Obligor obtaining knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy that could be reasonably expected to have a Materially Adverse Effect or (ii) the commencement of any litigation, action, proceeding or labor controversy that could reasonably be expected to have a Material Adverse Effect, notice thereof and will, to the extent not already included by Borrower in a Form 10-K, 10-Q or 8-K filed with the SEC, provide copies of requested publicly available pleadings relating thereto in the language in which they are filed;

(f) to the extent the Administrative Agent reasonably requests from time to time, copies of all publicly available financial reports, notices, prospectuses and registration statements which any Obligor files with any Governmental Authority (including the Mexican or any other national securities exchange); provided, that the information will be furnished only in the language in which it was filed;

(g) no later than March 31 of each year, updated financial projections of the Borrower for each two-year period beginning on January 1 of each Fiscal Year commencing with such projections for the period starting on January 1, 2011, substantially in the same format delivered to the Lenders prior to the Effective Date;

(h) (i) at the time of each prepayment required under Section 3.1.1 (other than clause (a) of Section 3.1.1), a certificate signed by an Authorized Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days’ prior written notice of such prepayment specifying the principal amount of Loans to be prepaid;

(i) to the extent the Administrative Agent requests from time to time, copies of all “management letters” submitted to the Borrower or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(j) promptly following the mailing or receipt of any notice or report delivered under the terms of any Subordinated Debt, copies of such notice or report;

(k) promptly (and, in any event, within five Business Days) after an Authorized Officer of the Borrower obtains knowledge thereof, notice of any other event or development that could reasonably be expected to have a Material Adverse Effect and the actions proposed to be taken with respect thereto; and

(l) such other financial and other information as any Lender or Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform; and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information within the meaning of the United States federal securities laws with respect to KCS, the Borrower or its Subsidiaries or its or their Capital Securities) (each, a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as either (A) publicly available information or (B) not containing any material non-public information with respect to KCS, the Borrower or any of its Subsidiaries or any of its or their respective Capital Securities for purposes of United States Federal, state and foreign securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.20); (iii) all Borrower Materials marked “PUBLIC” by the Borrower are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat all Borrower Materials that are not marked “PUBLIC” by the Borrower or on the Borrower’s behalf as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 7.1.2. Maintenance of Existence; Compliance with Contracts, Laws, etc. The Borrower will, and will cause each of its Subsidiaries to:

(a) preserve and maintain its legal existence (except as otherwise permitted by Section 7.2.10);

(b) comply with all Applicable Laws, rules, regulations and orders binding upon the Borrower and its Subsidiaries, or upon its or their property;

(c) pay (before the same become delinquent), all Taxes imposed upon the Borrower or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or its Subsidiaries, as applicable; and

(d) comply with any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which it is bound or to which it may be subject;

except, in each case referred to in clauses (b),(c) or (d), to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.1.3. Maintenance of Properties, Franchises. The Borrower will, and will cause each of its Subsidiaries to,

(a) maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower and its Subsidiaries may be properly conducted at all times, unless the Borrower or such Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of the Borrower or any of its Subsidiaries or the Disposition of such property is otherwise permitted by Section 7.2.10 or Section 7.2.11; and

(b) take all reasonable action to obtain and maintain all rights, privileges, authorizations and franchises necessary or desirable for the conduct of its business (including the Concession Title) and comply with all contractual obligations (including the terms of such Concession Title) binding on it or its Property, except where the failure to maintain any such rights, privileges, authorizations or franchises or to comply with contractual obligations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.1.4. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain:

(a) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and its Subsidiaries and in keeping with the risks assumed by U.S. Class I Railroads generally; provided, however that Borrower and its Subsidiaries may self-insure with respect to any or all of the above if customary and in keeping with risks assumed by U.S. Class I Railroads generally; and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Administrative Agent on behalf of the Secured Parties as beneficiary (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation of the policies will be made without thirty days’ prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

SECTION 7.1.5. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect in all material respects all of its business affairs and transactions and permit each Secured Party or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit each Obligor’s offices and inspect its properties, to discuss such Obligor’s financial matters with its officers, and its independent public accountants (and each Obligor hereby authorizes such independent public accountant to discuss such Obligor’s financial matters with each Secured Party or their representatives but only if such Obligor is present) and to examine any of its books and records. Each such visit, inspection, discussion and examination shall be at the sole expense and risk of such Secured Party with respect to personal injuries that may occur during any such visit, inspection, discussion and examination; provided, however that when an Event of Default exists, any Secured Party (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours, without advance notice and without the Borrower being present.

SECTION 7.1.6. Use of Proceeds. The Borrower will apply the proceeds of the Credit Extensions as follows:

(a) to repay the Indebtedness, if any, identified in Item 7.2.2(b) of the Disclosure Schedule;

(b) for working capital and general corporate purposes of the Borrower and (subject to Section 7.2.5) its Subsidiaries, including Permitted Acquisitions by such Persons;

(c) for issuing Letters of Credit for the account of the Borrower and (subject to Section 7.2.5) its Subsidiaries; and

(d) for redemption of the Subject Notes.

SECTION 7.1.7. Future Guarantors, Security, etc. Promptly, and in any event within

(a) ten Business Days (with such extensions as the Collateral Agent may grant in its sole discretion), following the request of the Administrative Agent, the Borrower will, and will cause each Subsidiary to, execute any documents, agreements and instruments, and take all further action, that may be required under applicable law, and do all things reasonably requested by the Administrative Agent, in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.2.3) of the Liens created or intended to be created by the Loan Documents; and

(b) forty-five days (with such extensions as the Administrative Agent may grant in its sole discretion) after the delivery date for annual and quarterly financial statements under clauses (a) and (b) of Section 7.1.1 as to which a determination has been made that a Material Subsidiary has been acquired or created or a Subsidiary that was not a Material Subsidiary has become a Material Subsidiary, the Borrower will cause such Material Subsidiary to execute a supplement (in form and substance satisfactory to the Administrative Agent) to the Subsidiary Guaranty, the Obligor Pledge Agreement and each other applicable Loan Document in favor of the Secured Parties.

In addition, from time to time, the Borrower will, and will cause each of its Material Subsidiaries to, at its and their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its and their assets and properties as set forth in the Obligor Pledge Agreement. Such Liens will be created under the Loan Documents in form and substance satisfactory to the Administrative Agent, and the Borrower will, and will cause its Material Subsidiaries to, deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section. Notwithstanding anything in this Section to the contrary, the Borrower, together with Subsidiaries representing in the aggregate at least 80% of the total assets of the Borrower and its Subsidiaries, and at least 80% of the Borrower’s consolidated Net Income (in each case tested as of the last day of each Fiscal Quarter), shall be Subsidiary Guarantors and a party to the Obligor Pledge Agreement, and the Borrower will cause certain Subsidiaries to become a Subsidiary Guarantor within forty-five days (with such extensions as the Administrative Agent may grant in its sole discretion) after the delivery date for annual and quarterly financial statements under clauses (a) and (b) of Section 7.1.1 as to which a determination has been made that additional Subsidiaries are required to become a Subsidiary Guarantor to satisfy the foregoing.

SECTION 7.1.8. Senior Obligations. The Borrower will, and will cause each of its Subsidiaries to, ensure that its obligations under this Agreement, the Notes and the other Loan Documents to which it is a party shall at all times rank at least pari passu in right of payment with all its other present and future senior Indebtedness, except for obligations accorded preference by mandatory provisions of law.

SECTION 7.1.9. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay their obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and such contest effectively suspends collection of the contested obligation and the enforcement of a Lien securing such obligation and (ii) the Borrower or any such Subsidiary has set aside on it books adequate reserves with respect thereto in accordance with GAAP; or (b) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.1.10. Environmental Laws. The Borrower shall, and shall cause each of its Subsidiaries to, (a) comply in all material respects with, and ensure compliance in all material aspects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, consents, notifications, authorizations, registrations or permits required by applicable Environmental Laws; and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except in each case where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where failure to comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.1.11. Registration of Security Documents; Filing with Surface Transportation Board.

(a) The Borrower shall provide the Collateral Agent with satisfactory evidence of completion of the registration of the Obligor Pledge Agreement with the Public Registry of Commerce (Registro Público de Comercio) and/or Mexico’s Railroad Registry (Registro Ferroviario Mexicano), as applicable as a first priority security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, within 120 days (with such extensions as the Administrative Agent may grant in its sole discretion) after the date of filing with such registers as contemplated in the Obligor Pledge Agreement.

(b) The Borrower shall provide the Collateral Agent with satisfactory evidence of filings with the Surface Transportation Board in regards with all of the locomotives pledged under the Obligor Pledge Agreement, such filing to be completed (i) within five days of the Effective Date with respect to any pledged locomotives pledged under the Obligor Pledge Agreement on the Effective Date and (ii) within 10 days of any replacement locomotive pledged after the Effective Date, in each case, with such extensions as the Administrative Agent may grant in its sole discretion.

SECTION 7.1.12. Maintenance of Government Approvals. The Borrower will, and will cause each of its Subsidiaries to, maintain in full force and effect all governmental licenses, consents, approvals, permits and authorizations which may be necessary or appropriate under any Applicable Law for the conduct of its business (including the Concession Title), except in the case of other than the Concession Title, to the extent that a failure to so maintain such licenses, consents, approvals, permits and authorizations could not reasonably be expected to result in a Material Adverse Effect, for the execution, delivery and performance of this

Agreement and the other Loan Documents by each Obligor and for the validity or enforceability against it hereof and thereof, and take all necessary governmental and administrative action in Mexico to make all payments to be made by it hereunder and thereunder. The Obligors shall file all applications necessary for, and shall use their best efforts to obtain, any additional authorization as soon as possible after determination that such authorization or approval is required for any Obligor to perform its obligations hereunder or under the other Loan Documents, including any filings necessary to obtain payment in Dollars in respect of any amounts owing hereunder or under the other Loan Documents.

SECTION 7.2. Negative Covenants. The Borrower covenants and agrees with each Lender, each Issuer and the Administrative Agent that until the Loan Repayment Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto.

SECTION 7.2.2. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of the Obligations;

(b) until the Effective Date, Indebtedness, if any, that is to be repaid in full as further identified in Item 7.2.2(b) of the Disclosure Schedule;

(c) Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(c) of the Disclosure Schedule;

(d) Indebtedness incurred in connection with letters of credit (other than Letters of Credit issued hereunder) in an aggregate undrawn amount not to exceed the Dollar equivalent amount of $10,000,000 at any time outstanding;

(e) Indebtedness in respect of performance, surety or appeal bonds (in each case not in respect of borrowed money) provided in the ordinary course of business of the Borrower and its Subsidiaries;

(f) Indebtedness:

(i) in respect of industrial revenue bonds or other similar governmental or municipal bonds; provided, that immediately following the incurrence of and giving effect to such Indebtedness on a pro forma basis as of the last day of the immediately preceding Fiscal Quarter for which financial information was delivered pursuant to clause (a) or clause (b) or Section 7.1.1, the Borrower would have been in compliance with the financial covenants set forth in Section 7.2.4,

(ii) evidencing the deferred purchase price of newly acquired equipment and other property or incurred to finance the acquisition of equipment of the

Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower and its Subsidiaries; provided, that such Indebtedness is incurred within 270 days of the acquisition of such property or if such equipment is purchased in installments, within 270 days of the final purchased installment; provided, further, that the average weighted maturity of such Indebtedness (calculated at the time of its incurrence) is later than the Final Maturity Date, and

(iii) in respect of Capitalized Lease Liabilities;

(g) unsecured Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary, which Indebtedness:

(i) if incurred by an Obligor, may be incurred without limit;

(ii) if incurred by a Subsidiary that is not a Subsidiary Guarantor and is owing to an Obligor, may be incurred only to the extent permitted by clause (e)(ii) of Section 7.2.5;

(iii) if incurred by a Subsidiary that is not a Subsidiary Guarantor owing to another Subsidiary that is not a Subsidiary Guarantor, may be incurred without limit; and

(iv) in the case of clauses (g)(i) and (g)(ii), is subject to the terms of the Interco Subordination Agreement;

(h) Indebtedness of a Person existing at the time such Person became a Subsidiary of the Borrower, but only if (i) such Indebtedness was not created or incurred in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) such Person shall comply with the terms of Section 7.1.7 (if applicable);

(i) Indebtedness in respect of Hedging Obligations (other than those in respect of Hedging Agreements) that is incurred in the ordinary course of business and not for speculative purposes or to arbitrage the underlying assets;

(j) unsecured Indebtedness of the Borrower or a Subsidiary; provided, that (x), (i) both before and after giving effect to such Indebtedness, on a pro forma basis, no Default shall have occurred and be continuing or would result therefrom and (ii) immediately following the incurrence of and giving effect to such Indebtedness on a pro forma basis as of the last day of the immediately preceding Fiscal Quarter for which financial information has been delivered pursuant to clauses (a) or (b) of Section 7.1.1, the Borrower would have been in compliance with the financial covenants set forth in Section 7.2.4, (y) the unsecured Indebtedness shall not include amortization payments or be due earlier than 180 days after the Final Maturity Date, and (z) the material terms of the unsecured Indebtedness shall be no more restrictive than the terms of this Agreement;

(k) Refinancing Indebtedness incurred in respect of Indebtedness under clauses (a), (c), (f), (g), (h), (i), and (j) (provided that (i) any refinancing of Indebtedness incurred under clause f(i) must continue to comply with the terms of clause f(i) and (ii) any refinancing of Indebtedness incurred under clause (j) must continue to comply with the terms of clause (j)); and

(l) other Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness permitted under clause (g)(ii)) in an aggregate amount at any time outstanding not to exceed $30,000,000 at any time outstanding;

provided, that no Indebtedness otherwise permitted by clauses (g)(ii), (h), (i), (j), (k) or (l) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

SECTION 7.2.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) until the Effective Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;

(c) Liens existing as of the Effective Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2;

(d) Liens securing Indebtedness of the type permitted under clause (f) of Section 7.2.2; provided, that (i) such Lien is granted within 270 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 90% of the lesser of the cost or the Fair Market Value of the applicable property, improvements or equipment at the time of such acquisition, construction or lease and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e) Liens securing Indebtedness permitted by clause (h) of Section 7.2.2; provided, that such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation or connection thereof and attach only to specific tangible assets of such Person (and not to all or a substantial portion of assets of such Person generally or in the form of a blanket Lien on the assets of such Person);

(f) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds and other obligations of a similar nature permitted under clause (e) of Section 7.2.2;

(h) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached or with the Borrower’s or its Subsidiary’s ability to conduct its business as currently conducted or to utilize such property for its intended purpose;

(j) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(k) licenses, leases or subleases granted to others that do not materially interfere with the ordinary course of the business;

(l) Liens on assets of the Borrower and its Subsidiaries, other than collateral securing the Obligations, securing reimbursement obligations with respect to letters of credit permitted under clause (d) of Section 7.2.2 or with respect to commercial or trade letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the import of goods;

(n) Liens on assets of the Borrower and its Subsidiaries, other than collateral securing the Obligations, securing Indebtedness permitted by clause (k) of Section 7.2.2 (to the extent that the Refinanced Debt was previously secured by a Lien on such assets);

(o) any interest or title of a lessor in the property that is the subject of a Capitalized Lease, other than equipment acquired after the Effective Date, of an Obligor or Subsidiary subject to such Capitalized Lease;

(p) Liens granted in connection with a defeasance of Indebtedness otherwise permitted under Section 7.2.16 on assets of the Borrower and its Subsidiaries, other than collateral securing the Obligations, created in favor of a trustee in cash or Cash Equivalent Investments in connection with and as a condition to the defeasance of such Indebtedness;

(q) Liens of the type described in Section 4-210 of the Uniform Commercial Code (or any similar provision of Applicable Law) or created under the deposit agreements, treasury management agreements, credit card merchant agreements or similar agreements relating to any account included with the definition of Cash Equivalent Investment;

(r) Liens in replacement locomotives that do not constitute collateral securing the Obligation that are required by Section 7.3 of the Loan and Security Agreement by and between Borrower and Export Development Canada dated as of February 26, 2008 and Section 7.3 of the Loan Agreement by and between Borrower and DVB Bank AG dated as of September 24, 2008 (collectively, the “Financing Agreements”); and

(s) Liens on assets of the Borrower and its Subsidiaries, other than collateral securing the Obligations, securing Indebtedness of the Borrower or any Subsidiary permitted by clause (l) of Section 7.2.2 in an amount not in excess of $15,000,000 in the aggregate (for the Borrower and all of its Subsidiaries).

SECTION 7.2.4. Financial Condition and Operations. The Borrower will not permit any of the events set forth below to occur.

(a) The Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio

Effective Date to (and including) 12/31/10	4.50:1

01/01/11 to (and including) 12/31/11	4.00:1

01/01/12 and thereafter	3.50:1

(b) The Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Period	Interest Coverage Ratio

Effective Date to (and including) 12/31/10	2.00:1

01/01/11 and thereafter	2.50:1

SECTION 7.2.5. Investments. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b) Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments consisting of any deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted under Section 7.2.11;

(e) Investments in (i) any Obligor (without limit), and (ii) any Subsidiary that is not a Subsidiary Guarantor which, when aggregated without duplication with intercompany loans and advances then outstanding under clause (g)(ii) of Section 7.2.2, does not exceed in the aggregate $25,000,000 at any time outstanding provided, that such loans or advances made by the Borrower or a Subsidiary to a Subsidiary that is not a Subsidiary Guarantor may not be forgiven or otherwise discharged for any consideration other than (x) a Dollar-for-Dollar repayment in cash (or, if applicable, in the original currency in which such intercompany loan was made) or (y) Capital Securities of the applicable Subsidiary having a value, as determined by the Borrower in good faith, equal to the forgiven or discharged loan or advance;

(f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g) Investments in Capital Securities made in connection with Permitted Acquisitions;

(h) Investments consisting of obligations or Capital Securities received in satisfaction of judgments;

(i) loans or advances, in an aggregate outstanding at any time up to $2,000,000, to employees (including, payroll, commission, travel, relocation and similar advances) made in the ordinary course of business consistent with past practice to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(j) endorsement of checks for collection or deposit;

(k) Investments consisting of loans or advances made by the Borrower or a Subsidiary to KCS and Subsidiaries of KCS (other than the Borrower or a Subsidiary), in an aggregate amount not to exceed $50,000,000 at any one time outstanding; provided, that such loans or advances made by the Borrower or a Subsidiary to KCS and such Subsidiaries of KCS may not be forgiven or otherwise discharged for any consideration other than a Dollar-for-Dollar repayment in cash (or, if applicable, in the original currency in which such intercompany loan was made);

(l) extensions, amendments, modifications and refinancings of Investments identified in Item 7.2.5(a) of the Disclosure Schedule or permitted by clauses (c), (d), (e), (h) or (k) that are loans, advances or extensions of credit (“Refinanced Investments”); provided, that: (A) the aggregate principal amount of the Refinanced Investment shall be less than or equal to the sum of (1) the aggregate amount of the Investment (including principal and accrued interest) being refinanced, (2) the aggregate amount of unused commitments under the Investment being refinanced, (3) prepayment fees or premiums, tender or consent fees and/or other costs and expenses directly related to the Investment being refinanced and (4) fees, expenses and costs directly related to the entering into the Refinanced Investment; and (B) the terms of the Refinanced Investment following such refinancing shall in all other material respects be no less favorable to the Borrower or Subsidiary (as applicable) than such Investment prior to the refinancing thereof; and

(m) other Investments (other than loans or advances to KCS or Subsidiaries of KCS) in an amount not to exceed $25,000,000 over the term of this Agreement;

provided, that (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements, and (ii) no Investment otherwise permitted by clauses (e)(ii), (g), (k) or (m) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

SECTION 7.2.6. Restricted Payments, etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than:

(a) Restricted Payments made by Subsidiaries to (i) the Borrower, or to Wholly Owned Subsidiaries or (ii) made proportionately to all holders of Capital Securities, including to KCS Minority Interest Subsidiaries;

(b) dividends or distributions made by the Borrower payable solely in Capital Securities of the Borrower (other than Disqualified Stock);

(c) the exchange of Capital Securities of the Borrower for other Capital Securities of the Borrower (other than Disqualified Stock);

(d) payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets permitted by the terms of this Agreement;

(e) cash payments in lieu of the issuance of fractional shares; and

(f) Restricted Payments by the Borrower to its shareholders for any Fiscal Quarter of the Borrower commencing after June 30, 2010; provided, that (i) the amount of such Restricted Payments shall not exceed an aggregate amount equal to (A) $50,000,000 plus (1) 50% of Net Income accrued on a cumulative basis during the period (deemed for purposes of this Section to be one accounting period) commencing on January 1, 2010 and ending on the last day of the Fiscal Quarter immediately preceding the date of declaration of such Restricted Payment (or, if such Net Income shall be a deficit, minus 100% of such deficit) (the “Restricted Payment Accrual Termination Date”) plus (2) an amount equal to the Dollar equivalent of total cash contributions to the equity capital of Borrower after the Effective Date resulting from the proceeds of a private placement or a public issuance of Capital Securities (other than Disqualified Stock) that are not applied to (x) Capital Expenditures, (y) consummate acquisitions, consolidations, mergers or other business combinations by the Borrower or its Subsidiaries or (z) prepayment of any Indebtedness pursuant to clause (a)(iii) of Section 7.2.16, less (B) the aggregate amount of any Restricted Payment declared or distributed during the period beginning on January 1, 2010 and ending on the last day of the Fiscal Quarter immediately preceding any such Restricted Payment Accrual Termination Date; (ii) the Borrower shall have delivered to the Administrative Agent the applicable financial statements for the Fiscal Quarter ending on such Restricted Payment Accrual Termination Date in accordance with Section 7.1.1; and (iii) as of the time of the making of such dividend or distribution, no Default shall have occurred and be continuing or would result therefrom.

SECTION 7.2.7. Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make Capital Expenditures in any period of four consecutive Fiscal Quarters which aggregate in excess of an amount equal to EBITDA for such period.

SECTION 7.2.8. No Prepayment of Subordinated Debt. The Borrower will not, and will not permit any of its Subsidiaries to, (i) make any payment or prepayment or other distribution (whether in cash or other property) of principal of, or premium or interest on, any Subordinated Debt; (ii) cancel, redeem, retire, purchase, defease, terminate or otherwise acquire any Subordinated Debt; or (iii) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes, except:

(a) on the stated, scheduled date for payment of interest (and in the amount) set forth in the applicable Subordinated Debt Documents;

(b) which would not violate the terms of this Agreement or the applicable Subordinated Debt Documents; and

(c) refinancings of such Indebtedness, including, accrued and unpaid interest thereon, with other Subordinated Debt or with Refinancing Indebtedness in respect to such Subordinated Indebtedness.

Furthermore, neither the Borrower nor any Subsidiary will designate any Indebtedness other than the Obligations as “Designated Senior Debt” (or any analogous term) in any Subordinated Debt Document. The terms of this Section shall not apply to Indebtedness owing by and among the Borrower and its Subsidiaries, which Indebtedness shall be governed by the Interco Subordination Agreement.

SECTION 7.2.9. Issuance of Capital Securities. The Borrower will not issue any Disqualified Stock. The Borrower will not permit any of its Subsidiaries to issue (a) any Disqualified Stock; or (b) other Capital Securities (whether for value or otherwise) to any Person other than to the Borrower, a Wholly Owned Subsidiary or a KCS Minority Interest Subsidiary.

SECTION 7.2.10. Consolidation, Merger; Permitted Acquisitions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except:

(a) any Subsidiary may liquidate, dissolve or have its existence terminated, and may consolidate or merge with and into, the Borrower or any other Subsidiary; provided, that (i) if applicable, the Borrower shall be the surviving or continuing Person and shall remain incorporated or organized under the laws of Mexico, (ii) a Subsidiary Guarantor may only liquidate or dissolve into, or consolidate or merge with and into, the Borrower or another Subsidiary Guarantor, and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary, (iii) the assets or Capital Securities of any Subsidiary Guarantor may only be purchased or otherwise acquired by the Borrower or another Subsidiary Guarantor, and (iv) in no event shall any Subsidiary consolidate or merge with or into any other Subsidiary unless after giving effect thereto, the Collateral Agent shall have a perfected pledge of, and security interest in and to, (A) at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) of the surviving Person and (B) the pledged assets, as the Collateral Agent had immediately prior to such consolidation or merger, in form and substance satisfactory to the Collateral Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Collateral Agent to create, perfect or maintain the collateral position of the Secured Parties therein;

(b) the Borrower may consolidate or merge into any Wholly Owned Subsidiary that is a Subsidiary Guarantor; provided, that (i) the Obligor shall remain incorporated or organized under the laws of Mexico, (ii) no Default shall have occurred and be continuing before or after giving effect to such consideration or merger, (iii) the Administrative Agent shall have received customary legal opinions from its counsel if so requested and (iv) in no event shall the Borrower consolidate or merge with any Obligor unless after giving effect thereto, the Collateral Agent shall have a perfected pledge of, and security interest in and to, (A) at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) of the surviving Person and (B) the pledged assets, as the Collateral Agent had immediately prior to such consolidation or merger, in form and substance satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein;

(c) the purchase of all or substantially all of the assets of any Person (or any division thereof), or the acquisition of such Person by merger, in each case if such purchase or acquisition constitutes a Permitted Acquisition; and

(d) Dispositions permitted by clause (e) of Section 7.2.11.

SECTION 7.2.11. Permitted Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of the Borrower’s or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is:

(a) inventory or immaterial personal property which is obsolete, worn out or surplus property Disposed of in the ordinary course of its business;

(b) permitted by Section 7.2.10;

(c) permitted by Section 7.2.15;

(d) of cash or Cash Equivalent Investments in the ordinary course of business of the Borrower or its Subsidiary;

(e) (i) for Fair Market Value and the consideration received consists of no less than 75% cash or Cash Equivalent Investments and (ii) the Net Disposition Proceeds from such Disposition are applied pursuant to Section 3.1.1 and Section 3.1.2; or

(f) an exchange of locomotives among Subsidiaries of KCS; provided that if a locomotive that is part of the exchange is pledged under the Obligor Pledge Agreement, that such exchange is permitted under the Obligor Pledge Agreement.

SECTION 7.2.12. Modification of Certain Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:

(a) the Subordinated Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Subordinated Debt and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Subordinated Debt, (ii) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Subordinated Debt or (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents less restrictive on the Borrower or such Subsidiary; or

(b) Organic Documents of the Borrower or any of its Subsidiaries, if the result would have an adverse effect on the rights or remedies of any Secured Party.

SECTION 7.2.13. Transactions With Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, sale, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person that is not one of its Affiliates; provided that the Borrower and its Subsidiaries may:

(a) make loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries;

(b) to the extent permitted by this Agreement, issue or sell Capital Securities (other than Disqualified Stock) to Affiliates or receive capital contributions from holders of their Capital Securities; and

(c) pay compensation and fees to, and provide indemnity on behalf of, officers or directors of the Borrower or any Subsidiary.

SECTION 7.2.14. Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting, restricting or imposing conditions upon:

(a) the creation or assumption of any Lien in favor of the Secured Parties upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c) the ability of any Subsidiary to (i) make any payments, directly or indirectly, to the Borrower or a Subsidiary Guarantor, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments or (ii) guaranty the Obligations.

The foregoing prohibitions shall not apply to (i) restrictions contained in any Loan Document, (ii) in the case of clause (a), restrictions contained in any agreement governing any Indebtedness permitted by clause (f)(ii) and (f)(iii) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness, (iii) any such encumbrance or restriction existing on the Effective Date identified in Item 7.2.14(iii) of the Disclosure Schedule that is related to Indebtedness identified in Item 7.2.2(c) of the Disclosure Schedule and any extensions, refinancings, renewals or replacements of such Indebtedness permitted by clause (k) of Section 7.2.2, provided, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Lenders and no more onerous in any material respect to the Borrower or its Subsidiary, as applicable, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced or (iv) in the case of clause (a), as to other than the type of assets or property securing the Obligations (other than locomotives), any such encumbrance or restriction existing with respect to any Person or the property of such Person acquired by such Obligor or any Subsidiaries, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrance or restriction is not applicable to any Person or the property of any Person other than such Person or the property of such Person so acquired, or (v) with respect to a Subsidiary, in the case of clause (a) or (c), any such encumbrance or restriction imposed pursuant to an agreement that has been entered into for the pending sale or disposition of all or substantially all of the Capital Securities or property of such Subsidiary not prohibited by any other provision of this Agreement and such restrictions and conditions apply only to the Subsidiary (and such assets) that are to be sold.

SECTION 7.2.15. Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person; except (a) among Obligors; or (b) if both parties are not Obligors, (i) no Default shall have occurred and be continuing before or after giving effect to such transaction, and (ii) the Borrower or such Subsidiary applies the Net Disposition Proceeds received from any such transaction (other than from a sale-leaseback of property acquired by the Borrower after the Effective Date which is concluded within 270 days following the date of the acquisition of such property) to prepay the Loans in accordance with, and to the extent required by, Section 3.1.1.

SECTION 7.2.16. No Prepayment of Debt. The Borrower will not, and will not permit any of its Subsidiaries to:

(a) make or offer to make any optional or voluntary prepayment of any Indebtedness (other than the Loans hereunder and Indebtedness under clauses (d), (e), (g) and (i) of Section 7.2.2), except (i) Refinancing Indebtedness incurred pursuant to clause (k) of Section 7.2.2, (ii) a redemption of the Subject Notes, (iii) prepayments equal to the Dollar equivalent of total cash contributions to the equity capital of Borrower after the Effective Date resulting from the proceeds of a private placement or a public issuance of Capital Securities (other than Disqualified Stock) that are not applied to Capital Expenditures or to consummate acquisitions, consolidations, mergers or other business combinations by the Borrower or its Subsidiaries, less the aggregate amount of any Restricted Payments declared or distributed after the Effective Date that were permitted solely due to the capital contributions counted under clause (f)(i)(A)(2) of Section 7.2.6, or (iv) if at any time there are no Revolving Loans outstanding both immediately before and after giving effect to such payment or prepayment, then the Borrower may prepay or defease any Indebtedness in an amount up to 50% of the Borrower’s available cash and Cash Equivalent Investments as reflected on the financial statements most recently delivered by Borrower in accordance with clause (a) or clause (b) of Section 7.1.1 for the preceding Fiscal Quarter; or

(b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modifications, waiver or other change to, any of the terms of any existing Indebtedness in a manner that could reasonably be expected to be materially adverse to the Lenders (it being understood that, except in respect of Indebtedness permitted under clause (i) of Section 7.2.2, any amendment to any existing Indebtedness that purports to shorten the maturity of any of the foregoing, shall be deemed to be materially adverse to the Lenders).

SECTION 7.2.17. Margin Regulations. The Borrower shall not use proceeds of the Loans for any purpose which would result in any violation of Regulations U or X of the Board of Governors of the Federal Reserve System or to extend credit to others for any such purpose. The Borrower will not engage in, or maintain as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

SECTION 8.1.1. Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of:

(a) any principal of or interest on any Loan, or any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.4; provided, that such default pursuant to a payment of interest shall continue unremedied for a period of three Business Days after such amount was due; or

(b) any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of ten days after such amount was due.

SECTION 8.1.2. Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance or observance of any of its obligations under Section 7.1.1(d), Section 7.1.6, Section 7.1.11 or Section 7.2.

SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance or observance of any other agreement contained in any Loan Document executed by it (other than Sections 8.1.1, 8.1.2 and 8.1.3), and such default shall continue unremedied for a period of 30 days after the earlier to occur of notice thereof given to the Borrower by the Administrative Agent or any Lender or (ii) the date on which any Obligor has knowledge of such default.

SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Subsidiaries or any other Obligor having a principal or stated amount, individually or in the aggregate, in excess of $20,000,000, or a default shall occur in the performance or observance of any obligation or condition related to or in connection with such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

SECTION 8.1.6. Judgments. Any judgment or order for the payment of money, individually or in the aggregate, in excess of $20,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against the Borrower or any of its Subsidiaries or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 90 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 8.1.7. Foreign Exchange. Any restriction or requirement not in effect on the Effective Date is imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer of foreign exchange by any Obligor in a manner that would reasonably be expected to materially adversely affect the payment of such Obligor’s obligations under any Loan Document to which it is a party.

SECTION 8.1.8. Change in Control. Any Change in Control shall occur.

SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Borrower, any of its Material Subsidiaries or any other Obligor shall:

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided, that the Borrower, each Subsidiary and each other Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower, any Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by the Borrower, such Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, that the Borrower, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10. Impairment of Security, etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

SECTION 8.1.11. Failure of Subordination. The subordination provisions relating to any Subordinated Debt (the “Subordination Provisions”) shall fail to be enforceable by the Administrative Agent, the Lenders or the Issuers in accordance with the terms thereof, or the monetary Obligations shall fail to constitute “Senior Indebtedness” (or similar term) referring to the Obligations; or the Borrower or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the Issuers or (iii) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.

SECTION 8.1.12. Condemnation, etc. Any Governmental Authority shall (a) condemn, nationalize, seize or otherwise expropriate any substantial portion of the assets of, or the Capital Securities of, any Obligor by means of a final and non-appealable resolution; or (b) take any action that would prevent any Obligor from carrying on, or would have a material adverse effect on, the rights conferred on the Borrower under, or the material terms of, the Concession Title, including any action that would result in the Concession Title ceasing to grant the Borrower the rights originally provided therein or the Concession Title being terminated or the rights originally provided therein as exclusive to the Borrower becoming non-exclusive.

SECTION 8.1.13. Consents, etc. Any governmental or other authorization, consent, license, permit, concession, approval (including any foreign exchange approval) or authorization which is necessary or appropriate under any Applicable Law for the execution, delivery or performance by any Obligor of any material obligation under any Loan Document to which it is a party or to make any Loan Document legal, valid, enforceable and admissible in evidence shall not be obtained or shall be withdrawn or shall cease to be in full force and effect or shall be modified in a manner which, in each case, could reasonably be expected to have a Material Adverse Effect.

SECTION 8.1.14. Termination of Concession Title. There shall be a revocation, termination, abrogation, appropriation (rescate) or repudiation by any Person of the Concession Title, or abandonment (renuncia) of the Concession Title by any applicable Obligor.

SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may and, upon the direction of the Required Lenders, shall, by notice to the Borrower, (i) declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable, (ii) the Commitments (if not theretofore terminated) to be terminated, and (iii) exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the Secured Parties under the Loan Documents or applicable law; whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, protest or presentment (all of which are hereby expressly waived by the Borrower), and/or, as the case may be, the Commitments shall terminate and the Borrower shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section, Section 8.2 for the benefit of all the Lenders and the Issuer; provided, that the foregoing shall not prohibit (i) the Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, or (ii) any Lender from exercising setoff rights in accordance with Section 4.9.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

SECTION 9.1. Actions. Each Lender hereby appoints Scotia Capital as its Administrative Agent and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat as its Collateral Agent under and for purposes of each Loan Document. Each Lender authorizes each Agent to act on behalf of such Lender under each Loan Document (including the Administrative Agent holding on such Lender’s behalf any Notes) and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which each Agent agree that they will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be incidental thereto (including the release of Liens on assets Disposed of in accordance with the terms of the Loan Documents). Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agents, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agents in any way relating to or arising out of any Loan Document, (including attorneys’ fees and disbursements), and as to which the Agents are not reimbursed by the Borrower; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to the extent resulting from the Agent’s gross negligence or willful misconduct. Each Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified to its satisfaction. If any indemnity in favor of an Agent shall be or become, in the Agent’s determination inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Revolving Loan Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

SECTION 9.3. Exculpation. Neither Agent nor in either case any of its directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence (including with respect to the safekeeping of the Notes by the Administrative Agent on behalf of the Lenders), nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by am Agent shall not obligate it to make any further inquiry or to take any action. Each Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper Person.

SECTION 9.4. Successor. Each Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Agent which shall thereupon become the Administrative Agent or Collateral Agent, as applicable, hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, that if, such retiring Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.

SECTION 9.5. Loans by Scotia Capital. Scotia Capital shall have the same rights and powers with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. Scotia Capital and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if Scotia Capital were not the Administrative Agent and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat were not the Collateral Agent hereunder.

SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Agents and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agents and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

SECTION 9.7. Copies, etc. Each Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to each Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower and provided that the Collateral Agent may instead deliver such notice to the Administrative Agent). Each Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents; provided, that the Collateral Agent may instead deliver such documents to the Administrative Agent.

SECTION 9.8. Reliance by the Agents. Each Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, electronic mail, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by the Loan Documents, each Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, each Agent shall be entitled to rely upon any Secured Party that has entered into a Hedging Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Agent) of the outstanding Obligations owed to such Secured Party under any Hedging Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Borrower to the contrary, each Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Hedging Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

SECTION 9.9. Defaults. Neither Agent shall be deemed to have knowledge or notice of the occurrence of a Default unless the Agent has received a written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders (or in the case of the Collateral Agent, notice to the Administrative Agent). Each Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

SECTION 9.10. Posting of Approved Electronic Communications by the Administrative Agent. The following terms shall govern the posting of certain information by electronic medium:

(a) The Borrower agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, and will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that each is obligated to furnish to the Secured Parties pursuant to the Loan Documents (including under Section 7.1.1), but excluding any such communication that (i) is or relates to a Borrowing Request or a Continuation/Conversion Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower shall, and shall cause its Subsidiaries to, continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents.

(b) The Borrower agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNIFIED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES

(WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, concurso mercantil, quiebra, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made the demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due to the Secured Parties under Article III and Section 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article III and Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, concurso mercantil, quiebra, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.12. Collateral and Guaranty Matters. The Lenders irrevocably authorize each Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon the Termination Date, (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders or all Lenders, if so required;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (d) of Section 7.2.3; and

(c) if any Person that is a Subsidiary Guarantor ceases to be a Subsidiary as a result of a transaction permitted hereunder, to (i) release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, (ii) release any Lien on the Capital Securities of such Subsidiary Guarantor under the Capital Securities Pledge Agreement and (iii) release any Lien in the assets of such Subsidiary Guarantor under the Obligor Pledge Agreement.

Upon request by an Agent at any time, the Required Lenders will confirm in writing the authority of the Agent to release any Lien held by such Agent under any Loan Document and any Subsidiary Guarantor from its obligations under the Loan Documents to which such Subsidiary Guarantor is a party pursuant to this Section.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1. Waivers, Amendments, etc. The provisions of each Loan Document (other than Hedging Agreements, Letters of Credit, Issuer Documents or a Fee Letter, which shall be modified only in accordance with their respective terms) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, that no such amendment, modification or waiver shall:

(a) modify clause (b) of Section 4.7, Section 4.8 (as it relates to sharing of payments) or this Section, in each case, without the consent of all Lenders;

(b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Revolving Loan Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the Stated Maturity Date for any Lender’s Loan past the Final Maturity Date, in each case without the consent of such Lender;

(c) reduce (by way of forgiveness) the principal amount of or reduce the rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender (provided, that the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2 and any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause unless it results in an actual reduction in such interest or fees);

(d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

(f) except as otherwise expressly provided in a Loan Document, release (i) the Borrower from its Obligations under the Loan Documents or any Guarantor from its obligations under a Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders;

(g) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent), any Issuer (in its capacity as Issuer), or the Swing Line Lender (in its capacity as Swing Line Lender) unless consented to by the Administrative Agent or such Issuer, as the case may be; or

(h) modify the definition of Eligible Assignee without the consent of Lenders holding at least 66 2/3% of the Total Exposure Amount.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2. Notices; Time. All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower, the Administrative Agent, a Lender or an Issuer, to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Electronic mail and Internet and intranet websites may be used only to distribute routine communications by the Administrative Agent to the Lenders, such as financial statements and other information as provided in Section 7.1.1 and for the distribution and execution of Loan Documents for execution by the parties thereto, and may not be used for any other purpose, unless otherwise agreed to by the Administrative Agent. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile (or electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

SECTION 10.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of the Administrative Agent (including the reasonable and documented fees and expenses of Orrick, Herrington & Sutcliffe LLP, New York counsel to the Administrative Agent and Ritch Mueller, S.C., Mexican counsel to the Administrative Agent) in connection with:

(a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

(b) the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(c) the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Borrower also agrees to reimburse the Administrative Agent upon demand for all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses of New York counsel and of Mexican counsel to the Administrative Agent) incurred by the Administrative Agent in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

Notwithstanding the foregoing portions of this Section, Borrower will not be required to pay for more than one U.S. and one Mexican legal counsel and one financial advisor for all of the Lenders.

SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

(b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension; provided, that any such action is resolved in favor of such Indemnified Party);

(c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(f) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party to the extent determined by a court of competent jurisdiction by final and un-appealable judgment to have resulted from the relevant Indemnified Party’s gross negligence, willful misconduct or intentional breach in bad faith of any Loan Document. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document, any Credit Extension or the use of the proceeds thereof.

SECTION 10.5. Survival. The obligations of the Borrower under Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.7, Section 10.3 and Section 10.4, and the obligations of the Lenders under Section 2.6.1 and Section 9.1, shall in each case survive any assignment from one Lender to another and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 10.6. Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent.

SECTION 10.9. Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE

SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98—INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, that the Borrower may not assign or transfer its rights or obligations hereunder without the consent of all Lenders, and any attempted assignment or transfer by the Borrower without such consent shall be null and void.

SECTION 10.11. Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Revolving Loan Commitments to one or more other Persons in accordance with the terms set forth below.

(a) Subject to the conditions set forth in this Section, any Lender may, in compliance with applicable law, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitments and the Revolving Loans at the time owing to it; provided, that any such assignments of a Lender’s Revolving Loan Commitments and/or Revolving Loans shall be made pro rata participations in Letters of Credit and Swing Line Loans) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i) the Borrower; provided, that no consent of the Borrower shall be required for an assignment to (i) an Affiliate of a Lender or (ii) any other Eligible Assignee if any Event of Default has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to an assignment for purposes of this Section if the Borrower fails to notify the relevant Lender and the Administrative Agent within five Business Days following the requested assignment that it withholds its consent;

(ii) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender; provided, further, that no consent of the Administrative Agent shall be required for an assignment to any other Eligible Assignee if any Event of Default has occurred and is continuing; and

(iii) the Issuer and the Swing Line Lender; provided, that no consent of the Issuer or the Swing Line Lender shall be required for an assignment to a Lender or an Affiliate of a Lender; provided, further, that no consent of the Issuer or the Swing Line Lender shall be required for an assignment to any other Eligible Assignee if any Event of Default has occurred and is continuing.

(b) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitments or Revolving Loans, the amount of the Revolving Loan Commitments or Revolving Loans of the assigning Lender subject to each such assignment (determined as of (A) the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or (B) if earlier, the “trade date” (if any) specified in such Lender Assignment Agreement) shall not be less than $5,000,000, unless the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1.1 or Section 8.1.9 has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(ii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Administrative Agent’s or the Borrower’s request, manually) together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds or Affiliates of the same Lender; and

(iii) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (d), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall (if not already a Lender) be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender thereunder shall (subject to Section 10.5) be released from its obligations under the Loan Documents, to the extent of the interest assigned by such Lender Assignment Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto, but shall (as to matters arising prior to the effectiveness of the Lender Assignment Agreement) continue to be entitled to the benefits of any provisions of the Loan Documents which by their terms survive the termination of this Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the terms of this Section shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) (and shall be required to comply therewith).

(d) The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain at one of its offices a copy of each Lender Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitments of, and principal amounts of the Revolving Loans owing to each Lender, and (to the extent it is the Issuer), the Letter of Credit Outstandings and Reimbursement Amounts, pursuant to the terms hereof from time to time outstanding. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Revolving Loan is registered (or, if applicable, to which a Revolving Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Revolving Loan Commitment or the Revolving Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to this Section. No assignment or transfer of a Lender’s Revolving Loan Commitment or Revolving Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

(e) Any Lender may, without the consent of, or notice to, any Person, sell participations to one or more Persons (other than a natural person or to the Borrower, to an Affiliate of a Borrower, to any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates, or to a competitor of KCS, the Borrower or any Subsidiary, or any other Person who is primarily engaged in business in the transportation industry; such non-excluded Persons referred to as a “Participant”) in all or a portion of such Lender’s rights or obligations under the Loan Documents (including all or a portion of its Revolving Loan Commitments or the Revolving Loans owing to it); provided, that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells a participation shall provide that such Lender shall retain the sole right to enforce the rights and remedies of a Lender under the Loan Documents and to approve any amendment, supplement, amendment and restatement or other modification or waiver of any provision of the Loan Documents; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, take any action of the type described in clauses (a), (b), (c), (d) or (f) of Section 10.1 which directly and adversely affect such Participant and the Loans and Commitments participated in by that Participant. Subject to clause (f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3,

Section 4.4, Section 4.5, Section 4.6, Section 7.1.1, Section 10.3 and Section 10.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, but only if such Participant agrees to be subject to Section 4.8 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 10.3 or Section 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with the requirements set forth in Section 4.6 and Section 4.11 as though it were a Lender. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrower or the Administrative Agent as a result of the failure of the Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Lender that was entitled to deliver to the Borrower, the Administrative Agent or such Lender, and did in fact so deliver, the duly completed and valid applicable form entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

(g) Any Lender may, without the consent of, or notice to, any Obligor, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank and this Section shall not apply to such pledge or assignment; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to receive information as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is in accordance with applicable law.

(i) Notwithstanding anything to the contrary contained herein, no Obligor nor any Affiliate of any Obligor may acquire by assignment, participation or otherwise any right to or interest in any of the Revolving Loan Commitments or Revolving Loans hereunder (and any such attempted acquisition or Participation shall be null and void) without the consent of Lenders holding at least 66 2/3% of the Total Exposure Amount.

(j) In the event that S&P or Moody’s, shall, after the date that any Person becomes a Revolving Loan Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB- or Baa3, respectively, or the equivalent, then the Borrower, the Swing Line Lender and each Issuer shall each have the right, but not the obligation, upon notice to such Revolving Loan Lender and the Administrative Agent, to replace such Revolving Loan Lender with an Eligible Assignee or a financial institution (a “Replacement Lender”) acceptable to the Borrower, the Administrative Agent, the Issuers and the Swing Line Lender (such consents not to be unreasonably withheld or delayed; provided, that no such consent shall be required if the Replacement Lender is an existing Revolving Loan Lender), and upon any such downgrading of any Revolving Loan Lender’s long-term certificate of deposit rating, such Revolving Loan Lender hereby agrees to transfer and assign (in accordance with this Section) all of its Revolving Commitments and other rights and obligations under the Loan Documents (including Reimbursement Obligations) to such Replacement Lender; provided, that (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Revolving Loan Commitments, Revolving Loans and Revolving Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such Revolving Loan Lender’s Revolving Loans and its Revolving Loan Percentage of outstanding Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Section 4.2 through (and including) Section 4.6, which shall be paid by the Borrower), owing to such Revolving Loan Lender hereunder. Upon any such termination or assignment, such Revolving Loan Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations of, any provisions of the Loan Documents which by their terms survive the termination of this Agreement.

SECTION 10.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.13. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, this agreement, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, ANY ISSUER OR THE BORROWER IN CONNECTION HEREWITH shall BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE

BROUGHT IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE JURISDICTION OF ANY OTHER COURTS TO WHICH IT MAY BE ENTITLED TO, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 10.14. National Security Laws. Each Lender hereby notifies the Borrower that pursuant to the requirements of the United States PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “PATRIOT Act”)), it is required to obtain, verify and record information that identifies the Borrower, which information includes, if available, the name, address and tax identification number of the Borrower and other information that will allow such Lender to identify such Borrower in accordance with the PATRIOT Act.

SECTION 10.15. Judgment Currency. All payments made under this Agreement and the Notes shall be made in Dollars, the “Agreement Currency”), and, if for any reason any payment made hereunder or under any Loan Document is made in a currency (the “Other Currency”) other than the applicable Agreement Currency, then to the extent that the payment actually received by the relevant Secured Party, when converted into the applicable Agreement Currency at the Rate of Exchange (as defined below) on the date of payment (or, if conversion on such date is not practicable, as soon thereafter as it is practicable for such Secured Party to purchase the applicable Agreement Currency) falls short of the amount due under the terms of this Agreement or any Loan Document, the Obligors shall, as a separate and independent obligation of the Obligors, indemnify such Secured Party and hold such Secured Party harmless against the amount of such shortfall. As used in this Section, the term “Rate of Exchange” means the rate at which the Secured Party is able on the relevant date to purchase the applicable Agreement Currency with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into, the applicable Agreement Currency.

SECTION 10.16. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.17. Process Agent. FOR THE PURPOSE OF PROCEEDINGS IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY), EACH OBLIGOR HEREBY IRREVOCABLY DESIGNATES AS OF THE EFFECTIVE DATE CT CORPORATION SYSTEM (THE “PROCESS AGENT”) WITH OFFICES CURRENTLY LOCATED AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS AGENT FOR SERVICE OF PROCESS. IN THE EVENT THAT SUCH AGENT OR ANY SUCCESSOR SHALL CEASE TO BE LOCATED IN THE BOROUGH OF MANHATTAN, EACH OBLIGOR SHALL PROMPTLY AND IRREVOCABLY BEFORE THE RELOCATION OF SUCH AGENT FOR SERVICE OF PROCESS, IF PRACTICABLE, OR PROMPTLY THEREAFTER DESIGNATE A SUCCESSOR AGENT, WHICH SUCCESSOR AGENT SHALL BE LOCATED IN THE BOROUGH OF MANHATTAN, AND NOTIFY THE ADMINISTRATIVE AGENT THEREOF, TO ACCEPT ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS OR OTHER DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING IN ANY OF SUCH COURTS AND FURTHER AGREES THAT SERVICE UPON SUCH AGENT SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE UPON EACH SUCH OBLIGOR AND THAT FAILURE OF ANY SUCH AGENT TO GIVE ANY NOTICE OF SUCH SERVICE TO SUCH OBLIGOR SHALL NOT AFFECT THE VALIDITY OF SUCH SERVICE OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS ON SUCH PERSON MAY ALSO BE EFFECTED BY REGISTERED MAIL TO ITS ADDRESS AS SET FORTH IN SECTION 10.2. WITH RESPECT TO EACH OBLIGOR, SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS TO THE PROCESS AGENT OR SUCH OTHER AGENT FOR SERVICE OF PROCESS DESIGNATED BY SUCH OBLIGOR IN ACCORDANCE WITH THIS AGREEMENT SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE ONLY IF MADE IN PERSON TO THE PROCESS AGENT OR SUCH OTHER AGENT FOR SERVICE OF PROCESS.

SECTION 10.18. Payment Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Obligor is made to the Administrative Agent, any Issuer or any Lender, or the Administrative Agent, any Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or other laws of similar application or otherwise, then (a) to the extent of such recovery, the obligation or par thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lender and Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuers under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.19. Waiver of Immunities. To the extent that any Obligor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its assets, such Obligor hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents. The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by Applicable Law.

SECTION 10.20. Treatment of Certain Information; Confidentiality. The Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be required to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement with each Person receiving the Information containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to the Borrower and its obligations; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to any Obligor or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or such Subsidiary; provided, that in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent and each of the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including Federal and state securities laws.

SECTION 10.21. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, EACH ISSUER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, SUCH ISSUER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V.

By:	/s/ Paul J. Weyandt
Name: Paul J. Weyandt
Title: Attorney-in-fact & Treasurer

THE BANK OF NOVA SCOTIA, as the Administrative Agent

By:	/s/ Michelle Phillips
Name: Michelle Phillips
Title: Director

SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT, as the Collateral Agent

By:	/s/ Oscar Alvarado
Name: Oscar Alvarado
Title: Attorney-in-fact

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Michelle Phillips
Name: Michelle Phillips
Title: Director

BANK OF AMERICA, N.A., as Lender

By:	/s/ Gerardo Obregan
Name: Gerardo Obregan
Title: Attorney-in-fact

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MULTIPLE, GRUPO FINANCIERO BBVA BANCOMER, as Lender

By:	/s/ Jorge Fernando Del Castillo Ponce de León
Name: Jorge Fernando Del Castillo Ponce de León
Title: Attorney-in-fact

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

COMERICA BANK, as Lender

By:	/s/ Myrna E. Fernandez Lynch
Name: Myrna E. Fernandez Lynch
Title: Vice President

CITIBANK NA NASSAU BRANCH, as Lender

By:	/s/ Leslie Munroe
Name: Leslie Munroe
Title: Attorney-in-fact